                                                                     EXHIBIT 2.4

                          AGREEMENT AND PLAN OF MERGER

                          dated as of February 9, 2000

                                  by and among

                              AETHER SYSTEMS, INC.,

                              RT ACQUISITION, INC.

                                       and

                           RIVERBED TECHNOLOGIES, INC.

                                TABLE OF CONTENTS

                                                                                                                  PAGE

ARTICLE I. DEFINITIONS................................................................................................1
             Section 1.1      Definitions.............................................................................1

ARTICLE II. THE MERGER...............................................................................................10
             Section 2.1      The Merger.............................................................................10
             Section 2.2      Effective Time of the Merger...........................................................10
             Section 2.3      Closing................................................................................10
             Section 2.4      Effects of the Merger..................................................................10
             Section 2.5      Certificate of Incorporation and Bylaws................................................10
             Section 2.6      Directors of the Surviving Corporation.................................................11
             Section 2.7      Officers of the Surviving Corporation..................................................11

ARTICLE III. CONVERSION OF SECURITIES................................................................................12
             Section 3.1      Conversion of Capital Stock of Merger Sub..............................................12
             Section 3.2      Conversion of Riverbed Capital Stock...................................................12
             Section 3.3      Conversion of Riverbed Options.........................................................12
             Section 3.4      General Conversion Mechanics...........................................................12
             Section 3.5      Exchange of Certificates...............................................................13
             Section 3.6      Escrow Shares..........................................................................14
             Section 3.7      Dividends, Fractional Shares, Etc......................................................14
             Section 3.8      Tax Treatment..........................................................................16
             Section 3.9      Appraisal Rights.......................................................................16

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF RIVERBED...............................................................17
             Section 4.1      Organization and Qualifications; Subsidiaries..........................................17
             Section 4.2      Articles of Incorporation or Charter and Bylaws........................................17
             Section 4.3      Capitalization.........................................................................17
             Section 4.4      Authority Relative to This Agreement...................................................18
             Section 4.5      No Conflict; Required Filings and Consents; Certain Contracts..........................18
             Section 4.6      Financial Statements...................................................................19
             Section 4.7      Absence of Certain Changes or Events...................................................20
             Section 4.8      Conformity with Law; Relations with Governments; Litigation............................20
             Section 4.9      Employee Benefit Plans and Related Matters; ERISA......................................20
             Section 4.10     Labor and Employment Matters...........................................................23
             Section 4.11     Insurance..............................................................................23
             Section 4.12     Brokers................................................................................24
             Section 4.13     Taxes..................................................................................24
             Section 4.14     Environmental Matters..................................................................25
             Section 4.15     Intellectual Property..................................................................26
             Section 4.16     Books and Records......................................................................29
             Section 4.17     Transactions with Affiliates...........................................................29

                                       i

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
             Section 4.18     Opinion of Financial Advisor...........................................................29
             Section 4.19     Reliance...............................................................................30
             Section 4.20     Disclosure.............................................................................30
             Section 4.21     Material Contracts.....................................................................30
             Section 4.22     Year 2000..............................................................................30
             Section 4.23     Distribution...........................................................................31
             Section 4.24     Real Property..........................................................................31
             Section 4.25     Personal Property......................................................................31

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF AETHER AND MERGER SUB...................................................32
             Section 5.1      Organization and Qualifications; Subsidiaries..........................................32
             Section 5.2      Charter and Bylaws.....................................................................32
             Section 5.3      Capitalization.........................................................................32
             Section 5.4      Authority Relative to This Agreement...................................................33
             Section 5.5      No Conflict; Required Filings and Consents.............................................33
             Section 5.6      SEC Reports and Financial Statements...................................................34
             Section 5.7      Brokers................................................................................35
             Section 5.8      Conformity with Law; Relations with Governments; Litigation............................35
             Section 5.9      Transactions with Affiliates...........................................................35
             Section 5.10     Merger Sub.............................................................................35
             Section 5.11     Reliance...............................................................................35
             Section 5.12     Disclosure.............................................................................35
             Section 5.13     Absence of Changes.....................................................................36
             Section 5.14     Information Supplied...................................................................36

ARTICLE VI. COVENANTS................................................................................................37
             Section 6.1      Notification of Certain Matters........................................................37
             Section 6.2      Further Action, Reasonable Efforts; Consents and Approvals.............................37
             Section 6.3      Regulatory Filings.....................................................................37
             Section 6.4      Conduct of Business of Riverbed Pending the Closing....................................38
             Section 6.5      Conduct of Business of Aether Pending the Closing......................................40
             Section 6.6      Nasdaq Listing.........................................................................40
             Section 6.7      Access to Information..................................................................41
             Section 6.8      No Solicitation........................................................................41
             Section 6.9      Riverbed Stockholder Meeting...........................................................42
             Section 6.10     Preparation of the Disclosure Statements...............................................42
             Section 6.11     Cooperation with Accountants...........................................................43
             Section 6.12     Public Announcements...................................................................43
             Section 6.13     Blue Sky...............................................................................43
             Section 6.14     Registration Rights....................................................................43
             Section 6.15     General Indemnification................................................................44
             Section 6.16     Stockholder's Representative...........................................................44
             Section 6.17     Indemnification Procedures.............................................................45

                                       ii
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
             Section 6.18     Exclusive Remedy.......................................................................47
             Section 6.19     Directors' and Officers' Indemnification and Insurance.................................48
             Section 6.20     Tax-Free Reorganization................................................................49
             Section 6.21     Board Representation...................................................................49
             Section 6.22     Notification of Certain Matters........................................................50

ARTICLE VII. CONDITIONS TO THE MERGER................................................................................51
             Section 7.1      Conditions to Each Party's Obligation to Effect the Merger.............................51
             Section 7.2      Conditions to Obligations of Riverbed to Effect the Merger.............................51
             Section 7.3      Conditions to Obligations of Aether and Merger Sub to Effect the Merger................52

ARTICLE VIII. TERMINATION, WAIVER, AMENDMENT AND CLOSING.............................................................54
             Section 8.1      Termination............................................................................54
             Section 8.2      Effect of Termination..................................................................55
             Section 8.3      Amendment or Supplement................................................................55
             Section 8.4      Extension of Time, Waiver, Etc.........................................................55
             Section 8.5      Termination Fee........................................................................56

ARTICLE IX. MISCELLANEOUS............................................................................................57
             Section 9.1      Governing Law..........................................................................57
             Section 9.2      Entire Agreement.......................................................................57
             Section 9.3      Modification; Waiver...................................................................57
             Section 9.4      Notices................................................................................57
             Section 9.5      Expenses...............................................................................59
             Section 9.6      Assignment.............................................................................59
             Section 9.7      Survival of Representations, Warranties and Covenants..................................59
             Section 9.8      Severability...........................................................................59
             Section 9.9      Successors and Assigns; Third Parties..................................................59
             Section 9.10     Counterparts...........................................................................59
             Section 9.11     Interpretation; References.............................................................60
             Section 9.12     Dispute Resolution and Jurisdiction....................................................60
             Section 9.13     Exhibits, Schedules and Disclosure Letter..............................................60
             Section 9.14     Attorneys' Fees........................................................................60
             Section 9.15     WAIVER OF JURY TRIAL...................................................................60
             Section 9.16     Further Assurances.....................................................................61
             Section 9.17     Negotiation of Agreement...............................................................61

                                    EXHIBITS

Exhibit A --   [RESERVED]
Exhibit B --   Form of Legal Opinion of Wilmer, Cutler & Pickering, Counsel to
               Aether and Merger Sub
Exhibit C --   Form of Legal Opinion of Shaw Pittman, Counsel to Riverbed
Exhibit D --   Form of Registration Rights Agreement
Exhibit E --   Form of Voting Agreement
Exhibit F --   Form of Tax Representation Letters
Exhibit G --   Form of Escrow Agreement
Exhibit H --   Form of Employment Agreement
Exhibit I --   [RESERVED]
Exhibit J --   Form of Certificate of Incorporation of Surviving Corporation
Exhibit K --   Form of Bylaws of Surviving Corporation
Exhibit L --   Form of Confirmation and Non-Compete Agreement

                          AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2000 (the "Agreement"), by and among AETHER SYSTEMS, INC., a Delaware corporation ("Aether"), RT ACQUISITION, INC., a Delaware corporation and a wholly-owned direct subsidiary of Aether ("Merger Sub"), and RIVERBED TECHNOLOGIES, INC., a Delaware corporation ("Riverbed").

       WHEREAS, Aether, Merger Sub and Riverbed have determined that the merger of Merger Sub and Riverbed on the terms set forth herein (the "Merger") is advisable and in the best interests of their respective corporations and stockholders and their respective boards of directors have approved this Agreement;

       WHEREAS, to satisfy a condition to Aether and Riverbed entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Persons holding approximately 90% of Riverbed's voting securities have entered into a Voting Agreement with Aether and Riverbed pursuant to which they have each agreed, among other things, to vote for the Merger and grant a proxy to officers of Aether with respect to the Merger; and

       WHEREAS, by executing this Agreement, the parties intend to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

       NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

Section 1.1 Definitions. The capitalized terms used in this Agreement and not otherwise defined shall have the following meanings (unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined):

       "Acquisition Proposal" shall have the meaning set forth in Section 6.8.

       "Aether Common Stock" shall mean Common Stock, par value $.01 per share, of Aether.

       "Aether Disclosure Letter" shall mean the letter dated as of the date of this Agreement from Aether and Merger Sub to Riverbed and attaching the schedules referred to in this Agreement.

       "Aether Indemnified Party" means Aether or any of its Subsidiaries as an Indemnified Party.

       "Aether Option" shall mean an Option of Aether.

       "Aether SEC Reports" shall have the meaning set forth in Section 5.6.

       "Aether Stock Plans" shall have the meaning set forth in Section 5.3.

       "Affiliate" shall mean, as to any Person, any other Person controlling, controlled by, or under common control with such Person.

       "Appraisal Shares" shall have the meaning set forth in Section 3.9.

       "Average Aether Stock Price" with respect to any period shall mean (i) the sum of the daily closing sales prices per share of Aether Common Stock on the Nasdaq National Market as reported in The Wall Street Journal (and confirmed by the Aether Financial Advisor) for each of the Trading Days in the period divided by (ii) the number of Trading Days in the period.

       "Benefit Arrangement" shall mean any benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits (other than merely as salary or under a Benefit Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

       "Benefit Plan" shall mean an employee benefit plan as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.

       "Blue Sky Laws" shall mean the securities laws of the states of the United States as currently in effect.

       "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in Baltimore, Maryland or New York City, New York are not required to be open.

       "Certificate of Merger" shall have the meaning set forth in Section 2.2.

       "Certificate" shall have the meaning set forth in Section 3.4.

       "Claim Notice" shall have the meaning set forth in Section 6.17.

       "Claims" shall have the meaning set forth in Section 6.17.

       "Closing" shall have the meaning set forth in Section 2.3.

       "Closing Date" shall have the meaning set forth in Section 2.3.

       "COBRA" shall have the meaning set forth in Section 4.9.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Confidential Information" shall have the meaning set forth in Section
6.7.

       "Confirmation and Non-Compete Agreement" means a confirmation and non-compete agreement substantially in the form of Exhibit L.

       "Consents" shall have the meaning set forth in Section 6.2.

       "Contract" shall mean, with respect to any Person, any contract, contractual right, note, bond, indenture, lease, license, permit, franchise, deed of trust, mortgage, loan agreement or other document, instrument, obligation or agreement, oral or written, to which such Person or any of its Subsidiaries is a party or by which any of them or their assets or properties is bound or affected.

       "Damages" shall have the meaning set forth in Section 6.15.

       "Date-Sensitive System" means any software programs, microcode, hardware, system, device or component that processes (including, accepting as input, sequencing, calculating, storing, displaying and generating as output any date information or information from or dependent on date information, whether performed on a stand-alone basis or in combination with any other software program, microcode, hardware, system, device or component) any date information and any data that is derived from or dependent on date information.

       "DGCL" means the General Corporation Law of the State of Delaware.

       "Disclosure Letter" shall mean the letter dated as of the date of this Agreement from Riverbed to Aether and Merger Sub and attaching the schedules referred to in this Agreement.

       "Effective Day" shall mean the day on which the Effective Time occurs.

       "Effective Time" shall have the meaning set forth in Section 2.2.

       "Employment Agreements" shall mean the employment agreements or amendments to employment agreements between certain officers of Riverbed, as identified by Aether, and Riverbed, Merger Sub and or Aether in substantially the form of Exhibit H.

       "EPA" shall have the meaning set forth in Section 4.13.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

       "ERISA Affiliate" shall mean any person or entity that, together with the entity referenced, would be or was at any time treated as a single employer under Code Section 414 or ERISA Section 4001 (including any entities excluded from the definition because they are not subject to U.S. jurisdiction) and any general partnership of which such entity is or has been a general partner.

       "Escrow Agent" shall mean Branch Bank & Trust Company, a North Carolina banking association.

       "Escrow Agreement" shall mean the escrow agreement to be entered into by the parties hereto, the Stockholders' Representative, and the Escrow Agent, substantially in the form of Exhibit G.

       "Escrow Shares" shall have the meaning set forth in Section 3.6.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Exchange Agent" shall have the meaning set forth in Section 3.5.

       "GAAP" shall mean generally accepted accounting principles.

       "Governmental Authority" shall mean any government or any agency, bureau, board, commission, court, judicial or quasi-judicial body, department, authority, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

       "HSR Act" shall have the meaning set forth in Section 4.5.

       "HSR Filings" shall have the meaning set forth in Section 6.3.

       "IRS" shall mean the United States Internal Revenue Service or any successor agency.

       "Indemnified Officers/Directors" shall have the meaning set forth in
Section 6.19.

       "Indemnified Party" shall have the meaning set forth in Section 6.17.

       "Indemnifying Party" shall have the meaning set forth in Section 6.17.

       "Intellectual Property" means (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, technology, inventions, manufacturing processes, supplier lists, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), moral rights, computer software programs or applications (in both source and object code form), and all applications, renewals and registrations for any of the foregoing; (ii) all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein; (iii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein; (iv) all other tangible or intangible proprietary information and materials owned or held by or on behalf of the intellectual-property holder.

       "Knowledge" shall mean, with respect to any party, the actual knowledge of all directors or officers, including without limitation the Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer, Chief Operating Officer, Comptroller, Chief Technology Officer, Assistant Secretary, and any Senior Vice President of each such party as well as any knowledge of any fact or circumstance that would have or should have come to the attention of any such director or officer in the course of discharging his or her duties in a reasonable and prudent manner consistent with sound business practices.

       "Law" shall mean any law, statute, rule, regulation, ordinance, decree or order of any Governmental Authority.

       "Leases" shall have the meaning set forth in Section 4.24.

       "Letter of Transmittal" shall have the meaning set forth in Section 3.5.

       "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing.

       "Losses" shall have the meaning set forth in Section 6.19.

       "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on (i) the validity or enforceability of this Agreement,
(ii) the ability of such Person to perform its obligations under this Agreement or (iii) the business, properties (including intangible properties), assets or liabilities, prospects, financial condition or results of operations of the Person and its Subsidiaries, taken as a whole other than (a) changes or effects which are or result from occurrences relating to the economy in general or any Person's industry in general and (x) not specifically relating to such Person or
(y) that affect such Person materially disproportionately relative to other similarly-situated participants in such Person's industry, (b) changes or effects which result from the loss of customers or delay or cancellation or cessation of orders for any Person's products directly attributable to the announcement of this Agreement provided that such losses, delays or cancellations were not reasonably foreseeable to such Person as of the date of this Agreement, (c) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (d) solely as a result of the decline in the market price of the shares Aether Common Stock.

       "Material Contracts" shall have the meaning set forth in Section 4.21.

       "Measurement Period" means the period beginning on January 27, 2000 through and ending on the Trading Day that is the Trading Day prior to the date of this Agreement

       "Merger" shall have the meaning set forth in the preamble to this Agreement.

       "Merger Consideration" shall have the meaning set forth in Section 3.2.

       "Merger Filing" shall have the meaning set forth in Section 2.2. "Multiemployer Plan" means any plan described in ERISA Section 3(37).

       "Nasdaq" means the Nasdaq Stock Market.

       "Notice Period" shall have the meaning set forth in Section 6.17.

       "Notices" shall have the meaning set forth in Section 9.4.

       "Option" shall mean, with respect to any Person, any option, warrant, call, subscription, convertible or exchangeable security or other right, agreement, arrangement or commitment of any kind or character to which such Person or any of its Subsidiaries is a party relating to the issued or unissued capital stock of such Person or any of its Subsidiaries, or obligating such Person or any of its Subsidiaries to issue, transfer, grant or sell any shares of capital stock of, or other equity interest in, or securities convertible into or exchangeable for any capital stock or other equity interest in, such Person or any of its Subsidiaries.

       "Option Exchange Ratio" shall have the meaning set forth in Section 3.3.

       "Organizational Documents" shall mean (i) with respect to a corporation or association, its certificate or articles of incorporation or association and bylaws, (ii) with respect to any limited liability company, its certificate of formation, articles of organization, regulations, operating agreement and limited liability company agreement, as applicable, (iii) with respect to any limited partnership, its certificate of limited partnership and limited partnership agreement, (iv) with respect to any general partnership, its partnership agreement, and (v) all other similar organizational documents.

       "Palm Computing Contracts" means the Joint Development & Distribution Agreement dated September 1, 1999 by and between Riverbed and Palm Computing, Inc., a subsidiary of 3Com Corporation, and the Reseller Agreement dated September 1, 1999 by and between Riverbed and Palm Computing, Inc., a subsidiary of 3Com Corporation.

       "Permitted Liens" shall mean (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable; (b) pledges or deposits made in the ordinary course of business; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable; and (d) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

       "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

       "Qualified Plan" shall mean any Riverbed Plan intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.

       "Real Property" shall have the meaning set forth in Section 4.24.

       "Registration Rights Agreement" means a registration rights agreement substantially in the form of Exhibit D.

       "Related Employer" means Riverbed and every ERISA Affiliate.

       "Representatives" means, with respect to any Person, the officers, directors, employees, auditors and other agents and representatives of such Person.

       "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 4.5.

       "Riverbed Benefit Arrangement" shall mean any Benefit Arrangement any Related Employer sponsors or maintains or with respect to which any Related Employer has or may have any current or future liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former service providers to any Related Employer.

       "Riverbed Capital Stock" shall mean the Riverbed Common Stock, Riverbed Preferred Stock, and any other capital stock of Riverbed other than Riverbed Options.

       "Riverbed Common Stock" shall mean the common stock, par value $.01 per share, of Riverbed.

       "Riverbed Companies" shall mean Riverbed and any subsidiary of Riverbed that currently has or previously had employees.

       "Riverbed Financial Advisor" shall have the meaning set forth in Section 4.11.

       "Riverbed Indemnified Party" means Riverbed or any of its Subsidiaries or its stockholders as an Indemnified Party.

       "Riverbed Intellectual Property" means all Intellectual Property, other than Third Party Intellectual Property, that is being, has been, or is reasonably anticipated by Riverbed to be, used, or is currently under development for use, in the business of Riverbed or its Subsidiaries.

       "Riverbed Meeting" shall have the meaning set forth in Section 6.9.

       "Riverbed Option" shall mean an Option of Riverbed.

       "Riverbed Plan" shall mean any Benefit Plan that any Related Employer maintains or has maintained or to which any Related Employer is obligated to make payments or has or may have any liability, in each case with respect to any present or former employees of any Related Employer.


       "Riverbed Preferred Stock" shall mean the Series A and the Series B preferred stock of Riverbed convertible into Riverbed Common Stock.

       "Riverbed Third Party Consents" shall have the meaning set forth in
Section 4.21.

       "Riverbed Stockholder Approval" shall have the meaning set forth in
Section 6.9.

       "SEC" shall mean the Securities and Exchange Commission or any successor commission.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Stockholder Representative" shall mean Hooks Johnston and Phil Herget.

       "Subsidiary" of an entity shall mean any entity (i) required by GAAP to be consolidated in the financial statements of such entity or (ii) over 50% of whose voting securities are controlled directly or indirectly by a single entity.

       "Surviving Corporation" shall have the meaning set forth in Section 2.1.

       "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to tax applicable thereto.

       "Tax Returns" shall mean all Federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and all amendments thereto.

       "Third Party Intellectual Property" means all Intellectual Property owned by or on behalf of persons other than Riverbed or its Subsidiaries that is being, has been, or is reasonably anticipated by Riverbed to be, used, or is currently under development for use, in the business of Riverbed or its Subsidiaries.

       "Trading Day" shall mean a day on which Aether Common Stock is traded on the Nasdaq.

       "Transactions" shall mean the transactions contemplated by this Agreement in ARTICLE II.

       "Voting Agreement" means a voting agreement substantially in the form of Exhibit E.

       "Year 2000 Compliant" means: (i) with respect to date information and any data that are derived from or dependent on date information, that such date information and data are in proper format and unambiguous for all dates before, on or after January 1, 2000 (including taking into account leap year considerations); and (ii) with respect to Date-Sensitive Systems, that each such

Date-Sensitive System correctly processes all date information and any data that are derived from or dependent on date information for all dates before, on or after January 1, 2000 (including taking into account leap year considerations) without any loss of functionality, interoperability or performance, and whether used on a stand-alone basis or in combination with any other software, microcode, hardware, system, device or component, assuming, in each case, that each item of date information and data derived from or dependant on date information that is passed to the Date-Sensitive System by any other software, microcode, hardware, system, device or component is Year 2000 Compliant.

                                  ARTICLE II.

                                   THE MERGER

       Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the DGCL, Merger Sub shall be merged with and into Riverbed in accordance with this Agreement and the separate existence of Merger Sub shall cease. Riverbed shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

       Section 2.2 Effective Time of the Merger. Upon the terms and subject to the conditions hereof, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing on the Closing Date (as defined in Section 2.3). The Merger shall become effective as of the date and at such time as the Certificate of Merger pursuant to Section 252 of the DGCL and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed (the "Merger Filing") with the Secretary of State of the State of Delaware or at such subsequent date or time as shall be agreed by Aether and Riverbed and specified in the Certificate of Merger (the time the Merger becomes effective pursuant to the DGCL being referred to herein as the "Effective Time").

       Section 2.3 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in ARTICLE VII, the closing of the Merger (the "Closing") will take place at such time and such date as specified by the parties, which shall be no later than the first Business Day after the satisfaction or waiver of the conditions to Closing contained in ARTICLE VII, at the offices of Wilmer, Cutler & Pickering, 2445 M Street, NW, Washington, D.C. 20037, unless another date, time or place is agreed to in writing by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "Closing Date."

       Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Riverbed and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Riverbed and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

       Section 2.5 Certificate of Incorporation and Bylaws. Subject to Section 6.19, the Certificate of Incorporation of the Surviving Corporation shall be in the form set forth in Exhibit J to this Agreement. The Bylaws of the Surviving Corporation shall be in substantially the form set forth in Exhibit K to this Agreement.

       Section 2.6 Directors of the Surviving Corporation. The directors of the Surviving Corporation shall be as set forth on Schedule 2.6 to the Aether Disclosure Letter, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

       Section 2.7 Officers of the Surviving Corporation. The officers of the Surviving Corporation shall be as set forth on Schedule 2.7 to the Aether Disclosure Letter, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                  ARTICLE III.

                            CONVERSION OF SECURITIES

       Section 3.1 Conversion of Capital Stock of Merger Sub. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

       Section 3.2 Conversion of Riverbed Capital Stock.

       (a)    Except as otherwise provided in Section 3.4(b), Section 3.6, and
Section 3.9, at the Effective Time, each issued and outstanding share of Riverbed Capital Stock shall be converted into the right to receive in the case of each share of Riverbed Common Stock, 0.4221 (such number, as adjusted in accordance with Section 3.7(g) the "Exchange Ratio"), of a validly issued, fully paid and nonassessable share of Aether Common Stock, provided that the foregoing Exchange Ratio assumes the conversion into Riverbed Common Stock of all issued and outstanding shares of Riverbed Preferred Stock prior to Closing. The shares of Aether Common Stock to be issued to a particular holder of shares of Riverbed Capital Stock under this conversion formula shall be referred to as such holder's "Merger Consideration."

       Section 3.3 Conversion of Riverbed Options.

       (a) Subject to Section 3.4(b) and Section 3.9, at the Effective Time, each issued and outstanding Riverbed Option shall be converted into the right to receive an Aether Option, with terms and conditions substantially similar to the Riverbed Option, except that (i) each such Riverbed Option will be exercisable for that number of whole shares (and no fractional shares, for which cash shall be paid pursuant to Section 3.7(b)) of Aether Common Stock equal to the product of the number of shares of Riverbed Common Stock that were issuable upon the exercise of such Riverbed Stock Option multiplied by 0.4221 (the "Option Exchange Ratio") and (ii) the per share exercise price for the shares of Aether Common Stock issuable upon the exercise of such Riverbed Stock Option will be equal to the quotient determined by dividing the exercise price per share of Riverbed Common Stock at which such Riverbed Stock Option would have been exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the foregoing conversions would be adjusted with respect to Options that qualify as incentive stock options under Section 422 of the Code to the extent necessary to preserve their treatment as such.

       Section 3.4 General Conversion Mechanics.

       (a) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Riverbed Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of shares of Riverbed Capital Stock shall thereafter cease to have any rights with respect to such shares of Riverbed Capital Stock, except (i) the right to receive, without interest, the

Merger Consideration and cash for fractional shares of Aether Capital Stock in accordance with Section 3.2 upon the surrender of a certificate that, immediately prior to the Effective Time, represented an outstanding share or shares of Riverbed Capital Stock (a "Certificate"); or (ii) the appraisal rights described in Section 3.9.

       (b) Notwithstanding anything contained in this ARTICLE III to the contrary, each share of Riverbed Capital Stock issued and held in Riverbed's treasury or by a wholly-owned Subsidiary of Riverbed immediately prior to the Effective Time, and each share of Riverbed Capital Stock or Option owned by Aether or Merger Sub at or immediately prior to the Effective Time, if any, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

       Section 3.5 Exchange of Certificates.

       (a) Except as provided in Section 3.5(e) below, upon the Closing, Aether shall irrevocably deposit (or cause to be deposited) with Bank Boston, N.A. (the "Exchange Agent"), for the benefit of the holders of shares of Riverbed Capital Stock, for exchange in accordance with this ARTICLE III, (i) cash in lieu of fractional shares and (ii) certificates representing the aggregate number of shares of Aether Common Stock that may be issued to pay the stock portion of the Merger Consideration less the Escrow Shares and the shares of Aether Common Stock delivered at Closing pursuant to Section 3.5(e) below. Aether Common Stock into which Riverbed Capital Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

       (b) Within ten (10) Business Days after the Effective Time, Aether shall cause the Exchange Agent to mail to each holder of record of Riverbed Capital Stock immediately prior to the Effective Time (excluding any Appraisal Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), which shall be in customary form with such customary provisions as Aether shall reasonably specify (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

       (c) Upon surrender of a Certificate, in such form and with such endorsements, stock powers and signature guaranties as may be required by the Letter of Transmittal for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Aether, together with the Letter of Transmittal, duly executed, and such other documents as Aether or the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor promptly after the Effective Time, (i) a check in an amount equal to the cash which such holder has the right to receive pursuant to the provisions of this ARTICLE III and (ii) a certificate representing the number of shares of Aether Common Stock which such holder has the right to receive pursuant to the provisions of this ARTICLE III (in each case, less the amount of any required withholding taxes), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.5(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Riverbed Capital Stock formerly represented thereby.

       (d) Aether and the Stockholder's Representative shall jointly have the right to make rules, not inconsistent with the terms of this Agreement, governing the issuance and delivery of the certificates for Aether Common Stock into which shares of Riverbed Capital Stock are converted in the Merger, and the payment of cash for shares of Riverbed Capital Stock converted in the Merger.

       (e) Unless the Exchange Agent notifies Aether and the Stockholder's Representative in writing that it will not be necessary for certain Riverbed stockholders to attend the Closing (the "Attending Stockholders") in order to participate in the registered offering contemplated by Section 6.14, Aether shall deliver at the Closing the Merger Consideration that would have otherwise been deposited with the Exchange Agent pursuant to Section 3.5(a) for the benefit of such stockholders. Such notice shall be delivered at least three days prior to the expected Closing Date, shall state the name of each attending stockholder and shall set forth the number of shares of Aether Common Stock to be issued to such attending stockholder. At the Closing, upon surrender to Aether of a Certificate by an Attending Stockholder for cancellation, together with any other documents reasonably required by Aether, the Attending Stockholder shall receive (i) a check in an amount equal to the cash which such holder has the right to receive pursuant to the provisions of this ARTICLE III and (ii) a certificate representing the number of shares of Aether Common Stock which such holder has the right to receive pursuant to the provisions of this
ARTICLE III. Aether and the Stockholders' Representative shall enter into a mutually agreeable Exchange Agent Agreement.

       Section 3.6 Escrow Shares. The "Escrow Shares" shall mean an aggregate of 270,000 shares of Aether Common Stock comprising a portion of the Merger Consideration payable to the holders of Riverbed Capital Stock. A pro rata portion of the Escrow Shares shall be withheld from each person who is a stockholder of Riverbed immediately before the Effective Time and deposited by Aether at the Closing with the Escrow Agent pursuant to an Escrow Agreement in the form of Exhibit E.

       Section 3.7 Dividends, Fractional Shares, Etc.

       (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Aether Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered for exchange as provided in this ARTICLE III. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the certificates representing the shares of Aether Common Stock into which the shares of Riverbed Capital Stock formerly represented by such Certificate were converted are registered, (i) at the time of such surrender, the amount of all dividends and other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Aether Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Aether Common Stock, less the amount of any withholding taxes which may be required thereon.

       (b) No fractional shares of Aether Common Stock or Aether Options shall be issued in the Merger. All fractional shares of Aether Common Stock or Aether Options that a holder of shares of Riverbed Capital Stock or Riverbed Options would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the fraction of a share of Aether Common Stock to which such holder would otherwise have been entitled (net any exercise price, if applicable) by (ii) the Average Aether Stock Price for the Measurement Period. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional shares of Aether Common Stock or of an Aether Option.

       (c) At and after the Effective Time, there shall be no further registration of transfers of shares of Riverbed Capital Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this ARTICLE III.

       (d) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Riverbed Capital Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificates or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

       (e) Any portion of the Merger Consideration or cash payable in lieu of fractional shares made available to the Exchange Agent pursuant to this ARTICLE III that remains unclaimed by the former holders of shares of Riverbed Capital Stock one year after the Effective Time shall be delivered to Aether. Any such holder who has not theretofore exchanged his Certificates for the Merger Consideration in accordance with this ARTICLE III shall thereafter look only to Aether for payment of the applicable Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on the Aether Common Stock deliverable in respect thereof, determined pursuant to this Agreement, in each case, without interest. None of Aether, Riverbed or the Surviving Corporation shall be liable to any former holder of shares of Riverbed Capital Stock for any amount paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Aether free and clear of any claims or interest of any person previously entitled thereto.

       (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Aether, the posting by such Person of a bond in a customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Aether Common Stock deliverable in respect thereof pursuant to this Agreement.

       (g) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Aether shall occur, including by reason of any reclassification, reorganization, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Aether Common Stock constituting all or part of the Merger Consideration shall be appropriately adjusted in accordance with such change.

       Section 3.8 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

       Section 3.9 Appraisal Rights. Riverbed Capital Stock which is not voted in favor of the Merger and with respect to which a demand for appraisal shall have been properly made in the manner provided by the DGCL ("Appraisal Shares") shall not be converted into the right to receive any Merger Consideration and the holders of Appraisal Shares shall be entitled only to such rights as are contemplated by the DGCL; provided, however, that if a holder of Appraisal Shares shall withdraw his, her or its demand for such payment or shall become ineligible for such payment, pursuant to the DGCL, then as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever later occurs, such holder's Appraisal Shares shall cease to be Appraisal Shares and shall be converted into the right to receive the applicable Merger Consideration. Riverbed shall give Aether prompt notice of any Appraisal Shares (and shall also give Aether prompt notice of any withdrawals of such demands for appraisal rights) and Aether shall have the right to direct all negotiations and proceedings with respect to any such demands. Riverbed shall not, except with the prior written consent of Aether, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF RIVERBED

       Riverbed hereby represents and warrants to Aether and Merger Sub that:

       Section 4.1 Organization and Qualifications; Subsidiaries. Riverbed and each Subsidiary of Riverbed is a corporation, partnership, or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate or other applicable power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Riverbed and its Subsidiaries is duly qualified or licensed as a foreign corporation or partnership to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a Material Adverse Effect.

       Section 4.2 Articles of Incorporation or Charter and Bylaws. Complete and correct copies of the articles of incorporation or charter and bylaws of Riverbed and each of its Subsidiaries, as amended to date, are included with
Schedule 4.2 to the Disclosure Letter. Such Organizational Documents are in full force and effect and reflect all amendments or modifications adopted as of the date hereof. Riverbed is not in violation of any provision of its Organizational Documents. No Subsidiary of Riverbed is in violation of any provision of its Organizational Documents.

       Section 4.3 Capitalization. The authorized capital stock of Riverbed consists of (i) 14,354,789 shares of common stock, $.01 par value, of which (A) 3,104,129 shares are issued and outstanding, (B) 75,000 shares are reserved to be issued upon exercise of Options to be granted to Riverbed management with a minimum exercise price of $13.53 per share, and (C) Options to purchase 1,968,309 shares of Riverbed Common Stock are issued and outstanding, (ii) 3,500,000 shares of series A preferred stock, $.01 par value, of which 3,500,000 shares are issued and outstanding, and (iii) 4,145,211 shares of series B preferred stock, $.01 par value, of which 4,145,211 shares are issued and outstanding. All of the issued and outstanding shares of Riverbed Capital Stock and the capital stock of each Subsidiary of Riverbed have been duly authorized and validly issued and are fully paid and nonassessable and, with respect to each Subsidiary, all shares of such capital stock are owned by Riverbed free and clear of any Liens. All of the issued and outstanding shares of Riverbed Capital Stock and of the capital stock of each Subsidiary of Riverbed were offered, issued, sold and delivered by Riverbed in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. Except as set forth in
Schedule 4.3 to the Disclosure Letter, there are no voting agreements or voting trusts with respect to any of the outstanding shares of Riverbed Capital Stock. Since December 31, 1999, no shares of capital stock or other voting securities of Riverbed or any of its Subsidiaries, or Options in respect thereof have been issued except upon the exercise of Riverbed Options or the conversion of the Riverbed Preferred Stock. Except for the Riverbed Options set forth in Schedule
4.3 of the

Disclosure Letter, there are not now, and at the Closing there will not be, any Options of Riverbed in existence. All shares of Riverbed Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule
4.3 to the Disclosure Letter, there are no outstanding contractual obligations of Riverbed or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Riverbed Capital Stock or any other shares of capital stock of Riverbed or any of its Subsidiaries, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Riverbed or any other Person, other than a wholly-owned Subsidiary of Riverbed or a Person wholly-owned by one or more wholly-owned Subsidiaries of Riverbed.
Schedule 4.3 to the Disclosure Letter sets forth a complete listing as of February 8, 2000 of holders of shares of Riverbed Capital Stock and holders of Options to acquire Riverbed Capital Stock and the number of shares and Options held by each.

       Section 4.4 Authority Relative to This Agreement. Riverbed has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to the Riverbed Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Riverbed, the performance by Riverbed of its obligations hereunder and the consummation by Riverbed of the Transactions have been duly and validly approved by the Board of Directors of Riverbed, the Board of Directors of Riverbed has recommended approval of this Agreement by the stockholders of Riverbed and directed that this Agreement be submitted to the stockholders of Riverbed for their consideration, and no other corporate proceedings on the part of Riverbed are necessary to authorize this Agreement or to consummate the Transactions (other than the Riverbed Stockholder Approval and the Merger Filing). This Agreement has been duly and validly executed and delivered by Riverbed and, assuming the due authorization, execution and delivery thereof by Aether and Merger Sub, constitutes the legal, valid and binding obligation of Riverbed, enforceable against Riverbed in accordance with its terms, except as enforceability may be limited by bankruptcy or other similar laws and general principles of equity.

       Section 4.5 No Conflict; Required Filings and Consents; Certain
Contracts.

       (a) The execution and delivery of this Agreement by Riverbed does not, and the performance of its obligations under this Agreement and the consummation of the Transactions by Riverbed will not, (i) conflict with, result in a breach of, cause a dissolution or require the consent or approval of any Person under, or violate any provision of, the Organizational Documents of Riverbed or any of its Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for
(A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the "HSR Act"), including any rules and regulations promulgated thereunder, (B) the Merger Filing, (C) the Riverbed Stockholder Approval, and (D) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not result in a Material Adverse Effect on Riverbed or Aether, (iii) subject to the making of the filings and obtaining the approvals identified in clause (ii), conflict with or violate any Law, order, judgment, rule, regulation, ordinance, writ, injunction or decree applicable to Riverbed or any of its Subsidiaries or by which any property or asset of Riverbed or any Subsidiary is bound or affected, which conflict or violation would result in a Material Adverse Effect on Riverbed or the Surviving Corporation, or (iv) except as set forth in Schedule 4.5 of the Disclosure Letter, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss by Riverbed or any of its Subsidiaries or modification in a manner materially adverse to Riverbed or any of its Subsidiaries of any right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any Riverbed Capital Stock or any material property or asset of Riverbed or any Subsidiary of Riverbed pursuant to, any Contract of Riverbed, except, in each case, such as would not, individually or in the aggregate have a Material Adverse Effect on Riverbed. The notices, consents or approvals, filings or registrations, and expirations or terminations of waiting periods referred to in clauses (A)-(C) above are hereinafter referred to as the "Requisite Regulatory Approvals."

       (b) Except as set forth in Schedule 4.5 of the Disclosure Letter, there are no Contracts to which Riverbed or any Subsidiary of Riverbed is a party or by which Riverbed or any Subsidiary of Riverbed or any asset of Riverbed or any Subsidiary of Riverbed is bound, which by its terms materially limits the ability of Riverbed or any Subsidiary of Riverbed, or after consummation of the Transactions, would by its terms materially limit the ability of Aether or any of its Affiliates, to engage in any business in any area or for any period.

       Section 4.6 Financial Statements.

       (a) The consolidated financial statements of Riverbed and its Subsidiaries for the years ended December 31, 1998 and December 31, 1999, (the "Financial Statements") included as Schedule 4.6(a) to the Disclosure Letter hereto, were prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly present in all material respects except for necessary normal recurring year end adjustments the consolidated financial position of Riverbed and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended and do not contain any material misstatements of the financial condition or results of operations of Riverbed at such dates or for the periods then ended.

       (b) Since December 31, 1999, neither Riverbed nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except as set forth in Schedule 4.6(b) to the Disclosure Letter and except liabilities, obligations or contingencies (i) which were incurred after December 31, 1999 in the ordinary course of business consistent with past practices under any contract, commitment or agreement specifically disclosed in a Schedule to the Disclosure Letter or not required to be disclosed thereon because of the term or amount involved or otherwise, (ii) which were incurred as a result of the Transactions contemplated by this Agreement, (iii) which were disclosed or reserved against on the balance sheet to the Financial Statements or which would not be required under GAAP to be reported on the balance sheet to the Financial Statements, or (iv) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Riverbed. Riverbed and its Subsidiaries have timely filed all forms, reports and other documents material to the business of Riverbed and its Subsidiaries required to be filed prior to the date hereof with any Governmental Authority.

       (c) Since December 31, 1998, there has been no change in any of the significant accounting (including Tax accounting) policies, practices or procedures of Riverbed or any Subsidiary of Riverbed, except changes to comply with changes in accounting pronouncements of the Financial Accounting Standards Board or changes in applicable laws or rules or regulations thereunder as disclosed on Schedule 4.6(c) to the Disclosure Letter.

       Section 4.7 Absence of Certain Changes or Events. Except as a result of this Agreement and the transactions contemplated hereby or as set forth in
Schedule 4.7 to the Disclosure Letter, since December 31, 1999, (a) each of Riverbed and its Subsidiaries has conducted its respective business only in the ordinary course consistent with past practices, and has not taken any of the actions set forth in paragraphs (a) through (l) of Section 6.4 and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as can be reasonably foreseen, would have a Material Adverse Effect on Riverbed or any of its Subsidiaries.

       Section 4.8 Conformity with Law; Relations with Governments; Litigation. Each of Riverbed and its Subsidiaries has not violated any law or regulation or any order of any Governmental Authority having jurisdiction over it which would have a Material Adverse Effect. Riverbed has not offered anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action that would cause Riverbed to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. Schedule 4.8 to the Disclosure Letter lists, as of the date hereof and the Closing Date, all claims, suits, actions or proceedings pending or, to the Knowledge of each of Riverbed and its Subsidiaries, threatened or contemplated, including any investigations or reviews by any Governmental Authority pending or, to the Knowledge of each of Riverbed and its Subsidiaries, threatened or contemplated, against, relating to or affecting each of Riverbed and its Subsidiaries (collectively, the "Claims"). If adversely determined, the Claims will not, individually or in the aggregate, have a Material Adverse Effect on Riverbed. There is no judgment, decree, order, injunction, stipulation, award or writ of any Governmental Authority outstanding against Riverbed or any of its Subsidiaries.

       Section 4.9 Employee Benefit Plans and Related Matters; ERISA.

       (a) Schedule 4.9 to the Disclosure Letter contains a complete and accurate list of all Riverbed Plans and Riverbed Benefit Arrangements and specifically identifies all Riverbed Plans (if any) that are Qualified Plans.

       (b)    With respect, as applicable, to Benefit Plans and Benefit
Arrangements:

              (i) Riverbed has delivered or made available true, correct, and complete copies of the following documents with respect to all Riverbed Plans and Riverbed Benefit Arrangements to
                     Aether: (A) all plan or arrangement documents, including but not limited to trust agreements, insurance policies, service agreements and formal and informal amendments to each; (B) the most recent Forms 5500 or 5500C/R and any attached financial statements and related actuarial reports, and those for the prior three years; (C) the last IRS determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted to obtain those letters; (D) summary plan descriptions and summaries of material modifications, and any prospectuses that describe the Riverbed Benefit Arrangements or Riverbed Plans; (E) written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports submitted within the three years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors (other than participant statements); (G) all notices that the IRS, Department of Labor or any other governmental agency or entity issued to the Seller within the four years preceding the date of this Agreement; (H) employee manuals or handbooks containing personnel or employee relations policies; (I) the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Seller for the last three fiscal years; and
                     (J) any other documents Aether has requested;

              (ii) the Qualified Plans qualify under Section 401(a) of the Code, and nothing has occurred with respect to the operation of any Qualified Plan that could cause the imposition of any liability, lien, penalty, or tax under ERISA or the Code; each Riverbed Plan and each Riverbed Benefit Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of domestic and foreign laws, including federal and state securities laws and any reporting and disclosure requirements; with respect to each Riverbed Plan, no transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred, and no Riverbed Plan contains any security issued by any Related Employer;

              (iii) the Related Employers have never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of their assets or otherwise) with respect to any Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

              (iv) there are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Riverbed Plans or Riverbed Benefit Arrangements, nor is there any basis for any such claim or lawsuit. No Riverbed Plans or Riverbed Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign governmental agency or entity, and no matters are pending with respect to any Riverbed Plan under the IRS's Employee Plans Compliance Resolutions System or any successor or predecessor program;

              (v) no Riverbed Plan or Riverbed Benefit Arrangement contains any provision or is subject to any law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any liabilities as a result of the transactions this Agreement contemplates; no Related

                     Employer has declared or paid any bonus or incentive compensation related to the transactions this Agreement contemplates; and no payments under any Riverbed Plan or Riverbed Benefit Arrangement would, individually or collectively, be nondeductible under Code Section 280G;

              (vi) all reporting, disclosure, and notice requirements of ERISA and the Code have been satisfied in all material respects with respect to each Riverbed Plan and each Riverbed Benefit Arrangement;

              (vii) each Related Employer has paid all amounts it is required to pay as contributions to the Riverbed Plans as of the date of this Agreement; all benefits accrued under any unfunded Riverbed Plan or Riverbed Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the date of this Agreement; and all monies withheld from employee paychecks with respect to Riverbed Plans have been transferred to the appropriate plan within 30 days of such withholding;

              (viii) to Riverbed's Knowledge, no statement, either written or oral, has been made by the Related Employers to any person with regard to any Riverbed Plan or Riverbed Benefit Arrangement that was not in accordance with the Riverbed Plan or Riverbed Benefit Arrangement and that would involve a material increase in expense or liability under such plan or arrangement;

              (ix) the Related Employers have no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Benefit Plan or Benefit Arrangement that is not a Riverbed Plan or Riverbed Benefit Arrangement or with respect to any Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate; and

              (x) all group health plans of the Related Employers materially comply with the requirements of Part 6 of Title I of ERISA ("COBRA"), Code Section 5000, and the Health Insurance Portability and Accountability Act; the Related Employers have no liability under or with respect to COBRA for their own actions or omissions or those of any predecessor; the Related Employers' voluntary employee beneficiary association, if any, is exempt from tax and complies with all requirements applicable to it; no employee or former employee (or beneficiary of either) of a Related Employer is entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable laws require.

       Section 4.10 Labor and Employment Matters. With respect to employees of and service providers to the Related Employers:

       (a) the Related Employers are complying and have complied in all material respects with all applicable domestic and foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to the Knowledge of Riverbed, threatened with respect to such laws, either by private individuals or by governmental agencies;

       (b) no Related Employer is or has been engaged in any unfair labor practice, and there is not now, nor within the past three years has there been, any unfair labor practice complaint against any Related Employer pending or, to the Knowledge of Riverbed, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council;

       (c) no labor union represents or has ever represented the Related Employers' employees and no collective bargaining agreement is or has been binding against any Related Employer. No Related Employer is currently negotiating to create such agreements. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefor exist or have, to the Knowledge of Riverbed, been threatened;

       (d) no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting any Related Employer; and

       (e) all persons who are or were performing services for any Related Employer and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified, and the appropriate Related Employer has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

       Section 4.11 Insurance. Schedule 4.11 to the Disclosure Letter sets forth
(a) an accurate list of each material insurance policy providing coverage for liability exposure (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which each of Riverbed and its Subsidiaries is currently, or has been during the past three years, a party, a named insured or otherwise the beneficiary of coverage and (b) all insurance loss runs or workers' compensation claims received for the past three policy years. With respect to each such insurance policy, to the Knowledge of each of Riverbed and its Subsidiaries: (a) the policy is legal, valid, binding, enforceable and in full force and effect; (b) there will be no breach or other violation of the policy resulting from the Transactions; and (c) each of Riverbed and its Subsidiaries is not in breach or default (including with respect to the payment of premiums or the giving of notices); and (d) no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy.

       Section 4.12 Brokers. Other than Morgan Stanley Dean Witter (the "Riverbed Financial Advisor"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based on any arrangement or agreement made by or on behalf of each of Riverbed and its Subsidiaries.

       Section 4.13 Taxes.

       (a) Except as set forth in Schedule 4.13(a) of the Disclosure Letter, each of Riverbed and its Subsidiaries has timely filed all Tax Returns that were required to be filed as of the Effective Time, and all such Tax Returns are true, correct and complete in all material respects.

       (b) Each of Riverbed and its Subsidiaries has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

       (c) The liability of each of Riverbed and its Subsidiaries for unpaid Taxes did not, as of the dates of the financial statements described in Section 4.6, exceed the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth on such financial statements. The liability of each of Riverbed and its Subsidiaries for unpaid Taxes as of the Effective Day will not exceed such accruals as adjusted on the books of Riverbed in accordance with past practices to reflect transactions occurring in the ordinary course of business though the Effective Day.

       (d) There are no ongoing audits, examinations or claims procedures against Riverbed or any of its Subsidiaries for Taxes, and no written notice of any audit, examination, or claim for Taxes, whether pending or threatened, has been received.

       (e) Riverbed has a taxable year ending on December 31, in each year commencing 1998.

       (f) Each of Riverbed and its Subsidiaries currently utilizes the accrual method of accounting for income tax purposes and such method of accounting has not changed since its incorporation. Neither Riverbed nor any of its Subsidiaries has agreed to, and is not and will not be required to, make any adjustments under Code section 481(a) as a result of a change in accounting methods.

       (g) Each of Riverbed and its Subsidiaries has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

       (h) Neither Riverbed nor any of its Subsidiaries has entered into any agreement extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with the IRS or any other taxing authority.

       (i) Copies of filed Tax Returns of each of Riverbed and its Subsidiaries for taxable years beginning after December 31, 1997, and copies of any Tax examinations, audit reports, or notices of deficiencies of each of Riverbed and its Subsidiaries, without regard to time, have been delivered to Aether.

       (j) There are (and as of immediately following the Closing there will be) no Liens on the assets of Riverbed or any of its Subsidiaries relating to or attributable to Taxes (other than Permitted Liens).

       (k) There is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien (other than Permitted Liens) on the assets of Riverbed or any of it Subsidiaries.

       (l) Neither Riverbed nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code).

       (m) Neither Riverbed nor any of its Subsidiaries is, or has ever been, a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and neither Riverbed nor any of its Subsidiaries has assumed the Tax liability of any other Person under contract.

       (n) Neither Riverbed nor any of its Subsidiaries is, or has ever been, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

       (o) Neither Riverbed nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group of which Riverbed is the common parent. Neither Riverbed nor any of its Subsidiaries has any liability for the Taxes of another Person under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

       (p) Neither Riverbed nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes. (q) Schedule 4.13

       (q) contains accurate and complete descriptions of Riverbed and each of its Subsidiaries' basis in its assets.

       Section 4.14 Environmental Matters. Each of Riverbed and its Subsidiaries is in compliance in all material respects with all environmental laws, rules, regulations and standards promulgated, adopted or enforced by the Environmental Protection Agency ("EPA") and of similar agencies in states in which they conduct their respective businesses. There is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or, to the Knowledge of each of Riverbed and its Subsidiaries, threatened by any Person, (a) for alleged noncompliance with any environmental law, rule or regulation or (b) relating to the discharge or release into the environment of any hazardous material or waste at or on a site presently or formerly owned, leased or operated by each of Riverbed and its Subsidiaries.

       Section 4.15 Intellectual Property.

       (a) Schedule 4.15(a) to the Disclosure Letter lists: (i) all applications and registrations for patents, copyrights, trademarks, service marks and trade dress which are included in the Riverbed Intellectual Property and are owned by or on behalf of each of Riverbed and its Subsidiaries; (ii) all material hardware products and tools, software products and tools, and services that are currently published, offered, or under development, including a list of marketing, research, development or any other current or future official business related projects currently under consideration, by each of Riverbed and its Subsidiaries; (iii) all material licenses, sublicenses and other agreements to which each of Riverbed and its Subsidiaries is a party and pursuant to which each of Riverbed and its Subsidiaries authorizes any other person to use the Riverbed Intellectual Property or exercise any other right with regard thereto and (iv) all material Third Party Intellectual Property.

       (b) In addition to Intellectual Property defined in Section 1.1, Riverbed Intellectual Property also consists of (i) items and rights solely owned by Riverbed, (ii) the subject matter disclosed in U.S. Patent Application Serial No. 09/235,808 (the '808 Patent Application), filed January 22, 1999, entitled "SYSTEM, METHOD AND MEANS FOR CONVEYING INFORMATION BETWEEN A REMOTE DEVICE AND A CENTRAL COMPUTER," and (iii) any and all inventions conceived or reduced to practice on or before the Closing Date by Riverbed employees, Officers or any party that has an obligation to assign such inventions to Riverbed.

       (c) Each of Riverbed and its Subsidiaries has all rights, title and interest in the Riverbed Intellectual Property, and all necessary licenses, permissions and other rights in the Third Party Intellectual Property, necessary to carry out the business of Riverbed or its Subsidiaries as it has been, is currently, or is reasonably anticipated (as of the date of this Agreement and as of the Closing) by Riverbed and its Subsidiaries to be, conducted.

       (d) Each of Riverbed and its Subsidiaries is the rightful owner of any and all rights in Riverbed Intellectual Property for its current technologies or those under development by Riverbed or its subsidiaries on or before the Closing Date, including without limitation rights to make, use, import, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Riverbed Intellectual Property and products embodying the Riverbed Intellectual Property, in all fields of use, in each country in which Riverbed conducts business, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

       (e) Each of Riverbed and its Subsidiaries has obtained the rights to Riverbed Intellectual Property in writing from its officers, employees and third parties, including independent contractors, sub-contractors, and NobleStar, to assign, license, sublicense, transfer or grant any and all the rights and licenses conveyed under this Agreement.

       (f) All necessary registration, maintenance and renewal fees currently due have been made with respect to, and all necessary documentation, recordations and certifications have been filed with the relevant authorities for purposes of maintaining, all Riverbed Intellectual Property applications and registrations listed on Schedule 4.15(a) to the Disclosure Letter.

       (g) Each of Riverbed and its Subsidiaries' employees and officers has taken any and all reasonably necessary steps to protect material Riverbed Intellectual Property, including securing patent, copyright, trademark, trade secret, mask works or other intellectual property rights, as appropriate, in works of authorship, inventions, trade secrets and other confidential information conceived or reduced to practice on or before the Closing Date. Except with respect to the '808 application, each of Riverbed and its Subsidiaries' employees and officers has exercised reasonable efforts and due diligence to protect Riverbed Intellectual property and has not engaged or will not engage in an act or omission that would prevent, now, or in the future, securing or protecting Riverbed Intellectual Property and rights in current technologies or those under development. Each of Riverbed and its Subsidiaries, employees, or officers has not engaged in any act or omission that would constitute a bar to the U.S. patentability of any patent applications listed on
Schedule 4.15(a), or any patent applications being prepared for filing, including but not limited to, any publication, public use, or offer for sale of an invention.

       (h) Each of Riverbed and its Subsidiaries, employees, or officers has complied with the required duty of candor before the United States Patent and Trademark Office in connection with any patent application filed on behalf of Riverbed or in connection with any Riverbed Intellectual Property.

       (i) Each of Riverbed and its Subsidiaries' current use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of, or use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of any Riverbed Intellectual Property currently reasonably anticipated by Riverbed (including rights in any product, work, technology, service or process) does not, to Riverbed's Knowledge, interfere with, infringe upon, or misappropriate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other Intellectual Property right, right of privacy or right in personal data of any person.

       (j) Each of Riverbed and its Subsidiaries' commercially available products, including hardware or software products and tools, services, or technologies, either alone or in combination, do not, to Riverbed's Knowledge, infringe any patent or other intellectual property right or similar right of a third party.

       (k) The current versions of each of Riverbed and its Subsidiaries' products substantially conform to the current published specifications and marketing materials relating to such products.

       (l) Each of Riverbed and its Subsidiaries has obtained written agreements from all of its officers, employees and third party contractors or agents (other than its law firms, accounting firms and other professional advisors that are subject to preexisting confidentiality obligations to Riverbed) to not assert any intellectual property right, including any patent, copyright, trademark, trade secret, rights in mask works or other intellectual property rights, included in or relating to the Riverbed Intellectual Property.

       (m) Each of Riverbed and its Subsidiaries is not, nor as a result of the execution or delivery of this Agreement, or performance of Riverbed's obligations hereunder, will each of Riverbed and its Subsidiaries be, in violation or default of any license, sublicense or other agreement to which each of Riverbed and its Subsidiaries is a party or otherwise bound. The consummation of the transactions contemplated by this Agreement will not trigger the release of any of each of Riverbed and its Subsidiaries' source code to any third party. Each of Riverbed and its Subsidiaries is not in breach or default in any respect under any agreement or arrangement relating to Third Party Intellectual Property, nor has each of Riverbed and its Subsidiaries given or received a notice of default under any agreement or arrangement relating to Third Party Intellectual Property incorporated in each of Riverbed and its Subsidiaries' products, including hardware or software products and tools, services, or technologies. Each item of Intellectual Property owned or used by each of Riverbed and its Subsidiaries immediately prior to the Closing hereunder will continue to be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.


       (n) Except as set forth in Schedule 4.15(n) of the Disclosure Letter, each of Riverbed and its Subsidiaries is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Riverbed in the Riverbed Intellectual Property or the Third Party Intellectual Property.

       (o) Except as set forth in Schedule 4.15(o) of the Disclosure Letter, no claim, complaint, demand or notice (i) challenging the validity, effectiveness, or ownership by Riverbed of any of the Riverbed Intellectual Property, (ii) charging that either Riverbed or any Subsidiary has not performed its obligations under any license, sublicense, or agreement relating to the Third Party Intellectual Property, (iii) to the effect that the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of, or Riverbed's reasonably anticipated use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of any Riverbed Intellectual Property (including rights in any product, work, technology, service or process as used, provided or offered at any time) interferes with, infringes upon, or misappropriates or will interfere with, infringe upon, or misappropriate any Intellectual Property or other proprietary or personal right of any person, has ever been, to the Knowledge of Riverbed, alleged, asserted or threatened by any person, nor, to the Knowledge of Riverbed, are there nor has there ever been any valid grounds for any bona fide claim, complaint, demand or notice of any such kind.

       (p) To the Knowledge of Riverbed, there is no unauthorized use, infringement or misappropriation of any of the Riverbed Intellectual Property by any third party, employee or former employee.

       (q) No parties other than Riverbed possess any current or contingent rights to any source code which is part of the Riverbed Intellectual Property.


       (r) Schedule 4.15(r) to the Disclosure Letter lists all Persons who have created any portion of, or otherwise have any rights as authors or inventors in or to, the Riverbed Intellectual Property. Riverbed has secured from all such Persons, including all Persons currently or formerly employed or engaged as an employee or consultant, valid and enforceable written assignments of any such work or other rights, confidentiality agreements, and non-disclosure agreements for the purpose of protecting the confidential information of Riverbed and has provided true and complete copies of such assignments and agreements to the Surviving Company.

       (s) Schedule 4.15(s) to the Disclosure Letter includes a true and complete list of support and maintenance agreements relating to Riverbed Intellectual Property.

       (t) Each of Riverbed and its Subsidiaries has not granted any exclusive licenses in the Riverbed Intellectual Property to third parties, and no Person has a license to use or the right to acquire a license to use any future version of Riverbed's software programs or any future product based on the Riverbed Intellectual Property other than a right to license such updates to, new releases of and new versions of Riverbed's software programs that Riverbed makes generally available to its licensees.

       Section 4.16 Books and Records. The books and records, minutes books, stock record books and other records of each of Riverbed and its Subsidiaries and all of its Subsidiaries, all of which have been made available to Aether, are complete and correct in all material respects and have been maintained in accordance with sound business practices, except for minutes of meetings of the Board of Directors that have not been completed or approved by the Board of Directors as of the date of this Agreement (provided that summaries of any such minutes have been made available to Aether). The respective minutes books of each of Riverbed and its Subsidiaries and each of its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors of each of Riverbed and its Subsidiaries. Riverbed has not engaged in any transactions that individually or in the aggregate are material to Riverbed and its Subsidiaries that have not been reflected in its books and records.

       Section 4.17 Transactions with Affiliates. Except as set forth on
Schedule 4.17 to the Disclosure Letter, since October 21, 1998, each of Riverbed and its Subsidiaries has not entered into any transaction with any current director, officer or 5% or larger shareholder of each of Riverbed and its Subsidiaries, and all ongoing contracts with any director or officer are on arms' length terms no less favorable to each of Riverbed and its Subsidiaries than would have been obtained from any unaffiliated third party.

       Section 4.18 Opinion of Financial Advisor. The Riverbed Financial Advisor has delivered to Riverbed an opinion dated the date of this Agreement to the effect that the Merger Consideration to be received by the holders of the issued and outstanding shares of the Riverbed Capital Stock is fair from a financial point of view to the holders of the Riverbed Capital Stock.

       Section 4.19 Reliance. In entering into this Agreement, Riverbed has relied solely on representations made in this Agreement, including the Aether SEC Reports, and any certificates and documents required to be provided by Aether and Merger Sub pursuant to this Agreement. Riverbed has been represented by counsel and has had sufficient opportunity to examine and understand the business and assets of Aether.

       Section 4.20 Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Aether and any of its Representatives pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and true copies of such materials. No representation or warranty by Riverbed contained in this Agreement, in the Schedules attached to the Disclosure Letter or in any certificate furnished or to be furnished in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

       Section 4.21 Material Contracts. Schedule 4.21 to the Disclosure Letter is a complete and accurate list of all agreements to which Riverbed or any of its Subsidiaries is a party that obligates Riverbed or any Subsidiary to pay, or entitles them to receive, amounts of $10,000 or greater ("Material Contracts"). All Material Contracts (including the Palm Computing Contracts) are in full force and effect and are not subject to any default thereunder by any party. Riverbed has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to the Material Contracts that are required in connection with any of the transactions contemplated hereby, or as are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Riverbed Third Party Consents"). All Riverbed Third Party Consents are listed in Schedule 4.5 to the Disclosure Letter.

       Section 4.22 Year 2000.

       (a) All computer hardware products and tools and software products and tools currently marketed and licensed by Riverbed to others are Year 2000 Compliant.

       (b) Riverbed has either obtained written representations or assurances from or has reviewed the relevant corporate web sites regarding Year 2000 Compliance of, each third party that provides material products or services to Riverbed and (A) provides date information or any data that are derived from or dependent on date information or Date-Sensitive Systems, (B) processes date information or any data that are derived from or dependent on date information, or (C) otherwise provides any material product or service, and Riverbed has satisfied itself, in the exercise of reasonable care, that such third party's date information, data derived or dependent on date information and Date-Sensitive Systems are either Year 2000 Compliant or that the failure of such information, data or systems to be Year 2000 Compliant will not have a material adverse effect on the business or prospects of Riverbed.

       Section 4.23 Distribution. Since December 31, 1998, Riverbed has not declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Capital Stock, or subdivided, reclassified, recapitalized, split, combined or exchanged any of its capital stock or other equity securities.

       Section 4.24 Real Property. Riverbed does not own and never has owned any Real Property in fee. "Real Property" means all interests in real property, including, without limitation, improvements, and fixtures located on such real property. All oral or written lease, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which Riverbed leases to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases"), are valid and in full force and effect, and have not been assigned, modified, supplemented or amended. Riverbed leases all Real Property necessary to conduct its business. Riverbed has made available to Aether true and complete copies of all of the Leases, all amendments thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and Riverbed's interests thereunder are free of all Liens, other than Permitted Liens.

       Section 4.25 Personal Property. Schedule 4.25 to the Disclosure Letter sets forth an accurate list of all personal property owned or leased by Riverbed with a current book value in excess of $25,000. Riverbed currently owns or leases all personal property necessary to conduct the business and operations of Riverbed.

                                   ARTICLE V.

             REPRESENTATIONS AND WARRANTIES OF AETHER AND MERGER SUB

            Aether and Merger Sub hereby represent and warrant to Riverbed that:

       Section 5.1 Organization and Qualifications; Subsidiaries. Aether, Merger Sub and each Material Subsidiary of Aether is a corporation, partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to obtain such approvals would not have a Material Adverse Effect upon Aether. Each of Aether, Merger Sub and each Material Subsidiary of Aether is duly qualified or licensed as a foreign corporation, partnership or limited liability company to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary and where the failure to so qualify would cause a Material Adverse Effect upon such entity. Merger Sub is a direct wholly-owned Subsidiary of Aether.

       Section 5.2 Charter and Bylaws. Complete and correct copies of the charter and bylaws of Aether and Merger Sub, as amended to date, have been made available to Riverbed. Such Organizational Documents are in full force and effect and have not been amended or modified in any respect. Aether is not in violation of any provision of its Organizational Documents. No Subsidiary of Aether is in violation of any provision of its Organizational Documents.

       Section 5.3 Capitalization. The authorized capital stock of Aether consists of 75,000,000 shares of Aether Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock of Aether, par value $.01 per share. As of December 31, 1999, (i) (A) 27,154,398 shares of Aether Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and (B) zero (0) shares of preferred stock of Aether were issued and outstanding; and (ii)(A) 5,400,000 shares of Aether Common Stock were reserved for issuance under Aether employee or director benefit programs (collectively, the "Aether Stock Plans"), (B) zero (0) shares of Aether Common Stock were classified as treasury shares, and (C) Options to purchase 4,820,217 shares of Aether Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable. Except as set forth above, no shares of Aether Common Stock or other voting securities of Aether are issued, reserved for issuance or outstanding. All shares of Aether Common Stock subject to issuance as aforesaid and all shares of Aether Common Stock subject to issuance as Merger Consideration, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Aether to repurchase, redeem or otherwise acquire any shares of Aether Common Stock or any other shares of capital stock of Aether, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of

Aether or any other Person, other than a wholly-owned Subsidiary of Aether or a Person wholly-owned by one or more wholly-owned Subsidiaries of Aether. Each outstanding share of capital stock of each Subsidiary of Aether is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Aether or any Subsidiary of Aether is owned free and clear of any Liens except that the shares of OmniSky Corporation that are owned by a Subsidiary of Aether are subject to certain Liens. All of the shares of Aether Common Stock to be issued pursuant to the terms of this Agreement have been duly authorized and, upon consummation of the Merger, shall be validly issued, fully paid and nonassessable.

       Section 5.4 Authority Relative to This Agreement. Aether and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Aether and Merger Sub, the performance by Aether and Merger Sub of its obligations hereunder and the consummation by Aether and Merger Sub of the Transactions have been duly and validly approved by the Board of Directors of Aether and Merger Sub, and no other corporate proceedings on the part of Aether and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the Merger Filing) . This Agreement has been duly and validly executed and delivered by Aether and Merger Sub and, assuming the due authorization, execution and delivery thereof by Riverbed, constitutes the legal, valid and binding obligation of Aether and Merger Sub, enforceable against Aether and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

       Section 5.5 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Aether and Merger Sub do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by Aether and Merger Sub will not, (a) conflict with, result in a breach of, cause a dissolution or require the consent or approval of any Person under, or violate any provision of, the Organizational Documents of Aether or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act, the Blue Sky Laws and the HSR Act, in each case, including any rules and regulations promulgated thereunder, (ii) the Merger Filing, (iii) the Riverbed Stockholder Approval, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect, (c) subject to the making of the filings and obtaining the approvals identified in clause (b), conflict with or violate any Law, judgment, order, writ, injunction or decree applicable to Aether or Merger Sub or by which any property or asset of Aether or Merger Sub is bound or affected, which conflict or violation would result in a loss of material benefits to or in any material liability to Riverbed, Aether or the Surviving Corporation, or (d) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss by Aether or Merger Sub or modification in a manner materially adverse to Aether or Merger Sub of any right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any Aether Common Stock issued pursuant to the Merger or any material property or asset of Aether or Merger Sub or any Subsidiary of Aether or Merger Sub pursuant to, any Contract of Aether or

Merger Sub, except, in each case, such as would not, individually or in the aggregate have a Material Adverse Effect on Aether.

       Section 5.6 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by Aether with the SEC prior to the date hereof (as such documents have been amended prior to the date hereof, the "Aether SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the Aether SEC Reports, as of the date on which such SEC Report was declared effective pursuant to the Securities Act or the date on which such SEC Report was filed pursuant to the Exchange Act, as applicable, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Aether and its Subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, consistently applied (except, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of Aether and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in
Schedule 5.6 to the Aether Disclosure Letter, since September 30, 1999, neither Aether nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the consolidated balance sheet of Aether and its Subsidiaries as at September 30, 1999 (including the notes thereto) or (b) which (i) were incurred in the ordinary course of business after September 30, 1999 and consistent with past practices, or (ii) are disclosed in the Aether SEC Reports. Since October 20, 1999, Aether has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, and no Subsidiary of Aether has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. Since September 30, 1999, except as described in the Aether SEC Reports, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of Aether or any Subsidiary of Aether, except changes resulting from changes in accounting pronouncements of Financial Accounting Standards Boards or changes in applicable laws or rules or regulations thereunder.

       Section 5.7 Brokers. Other than BancBoston Robertson Stephens, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based on any arrangement or agreement made by or on behalf of Aether.

       Section 5.8 Conformity with Law; Relations with Governments; Litigation. Aether and its Subsidiaries have not violated any law or regulation or any order of any Governmental Authority having jurisdiction over it which would have a Material Adverse Effect. Aether has not offered anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action that would cause Aether to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.
Schedule 5.8 to the Aether Disclosure Letter lists, as of the date hereof, and will list as of the Closing Date, all claims, suits, actions or proceedings pending or, to the Knowledge of each of Aether and its Subsidiaries, threatened or contemplated, including any investigations or reviews by any Governmental Authority pending or, to the Knowledge of each of Aether and its Subsidiaries, threatened or contemplated, against, relating to or affecting each of Aether and its Subsidiaries. There is no judgment, decree, order, injunction, stipulation, award or writ of any Governmental Authority outstanding against Aether or any of its Subsidiaries.

       Section 5.9 Transactions with Affiliates. Except as set forth in Schedule
5.9 to the Aether Disclosure Letter, since October 20, 1999, each of Aether and its Subsidiaries has not entered into any transaction with any current director, officer or 5% or larger shareholder of each of Aether and its Subsidiaries.

       Section 5.10 Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

       Section 5.11 Reliance. In entering into this Agreement, Aether and Merger Sub have relied solely on representations made in this Agreement and any certificates and documents required to be provided by Riverbed pursuant to this Agreement. Aether and Merger Sub have been represented by counsel and has had sufficient opportunity to examine and understand the business and assets of Riverbed.

       Section 5.12 Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Riverbed and any of its Representatives pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and true copies of such materials. No representation or warranty by Aether contained in this Agreement, in the Schedules attached to the Disclosure Letter or in any certificate furnished or to be furnished in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading, except for those facts already stated in an Aether SEC Report.

       Section 5.13 Absence of Changes. Except as set forth in Schedule 5.13 to the Aether Disclosure Letter, since the date of the most recent Aether SEC Report that has been filed with the SEC, there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as can be reasonably foreseen, would have a Material Adverse Effect on Aether or any of its Subsidiaries.

       Section 5.14 Information Supplied. None of the information supplied or to be supplied by Aether for inclusion in the disclosure document relating to the Riverbed Stockholder Meeting to be held in connection with the Merger (the "Disclosure Document") will, at the date mailed to stockholders and at the time of the Riverbed Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event in respect of Aether, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Disclosure Document, Aether shall promptly so advise Riverbed and such event shall be so described, and such amendment or supplement shall be promptly, to the extent required by Law, disseminated by Riverbed to the stockholders of Riverbed.

                                   ARTICLE VI.

                                    COVENANTS

       Section 6.1 Notification of Certain Matters. Each of the parties hereto shall give prompt notice to the other parties hereto of the occurrence or nonoccurrence of any event to which such party becomes aware, the occurrence or nonoccurrence of which would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect. The delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       Section 6.2 Further Action, Reasonable Efforts; Consents and Approvals. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions in as expeditious a manner as is reasonably practicable, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, certificates, qualifications and orders of, and make all filings and required submissions with, all Governmental Authorities, and all shareholders, lenders and partners of, and parties to Contracts with, Aether, Riverbed or any other Person, in each case, as are reasonably necessary for the consummation of the Transactions (collectively "Consents"), except for such consents, authorizations filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Riverbed or Aether. Riverbed shall, as soon as possible prior to the Closing, deliver to Aether copies of all Consents obtained by Riverbed. Aether shall, as soon as possible prior to the Closing, deliver to Riverbed copies of all Consents obtained by Aether. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of Aether and Riverbed shall use its commercially reasonable efforts to take all such action. Prior to the Closing, each party shall use its commercially reasonable efforts not to take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue.

       Section 6.3 Regulatory Filings.

       (a) On or before February 15, 2000, each of the parties will file and Riverbed will cause any shareholder of Riverbed Capital Stock obligated to file a Pre-Merger Notification and Report Forms if required under the HSR Act ("HSR Filings").

       (b) Without limiting the generality of Section 6.2 hereof, Aether and Riverbed shall (i) take promptly all actions necessary to make the filings required of Aether, Riverbed, or any of their respective Affiliates in order to obtain any Requisite Regulatory Approval, (ii) comply at the earliest practicable date with any request for information or documentary material received by Aether, Riverbed, or any of their respective Affiliates from any Governmental Authority and

(iii) cooperate with each other in connection with any such filing and with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority.


       (c)    In furtherance and not in limitation of the covenants contained in
Section 6.2 and Section 6.3 (b) hereof, each of Aether and Riverbed shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transactions contemplated by this Agreement under any applicable law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any applicable law, each of Aether and Riverbed shall cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by the Agreement.

       (d) Each of Aether and Riverbed shall promptly inform the other of any communications received by such party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby. Each of Aether and Riverbed shall advise the other promptly of any understandings, undertakings or agreements which such party or any of its Affiliates proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby. Aether or any of its Affiliates shall not be obligated to enter into any undertakings, understandings or agreements with any Governmental Authority if such undertakings, understandings or agreements are reasonably unacceptable to Aether.

       Section 6.4 Conduct of Business of Riverbed Pending the Closing. From the date hereof through the Closing, except as expressly permitted or contemplated by this Agreement, unless Aether shall otherwise agree in writing prior to the taking of any action prohibited by the terms of this Section 6.4, Riverbed and its Subsidiaries shall conduct their operations and business in the ordinary and usual course of business and use reasonable best efforts (which shall not include any offer to pay any retention or stay bonus without Aether's consent) to keep available the services of its present officers and key employees and preserve the goodwill and business relationships with all Persons having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement, prior to the Closing, without the prior written consent of Aether, neither Riverbed nor any of its Subsidiaries shall:

       (a)    amend or modify its Organizational Documents;

       (b) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any capital stock or other equity securities, any debt or other securities convertible into or exchangeable for any of its capital stock or other equity securities, or any Option with respect thereto, except for (i) the issuance of Riverbed Common Stock upon conversion of the Riverbed Preferred Stock, (ii) upon the exercise of outstanding Riverbed Options, or (iii) the issuance of up to 75,000 Options to be granted to Riverbed management with a minimum exercise price of $13.53 per share;

      (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any of its capital stock or other equity securities (including any Options with respect to any of its capital stock or other equity securities and any securities convertible or exchangeable into any of its capital stock or other equity securities) or any long term debt;

      (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities, or subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or other equity securities;

      (e) incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities, except for additional indebtedness incurred under existing debt agreements or credit facilities, or new credit facilities;

      (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity;

      (g) mortgage or otherwise encumber or subject to any Lien other than Permitted Liens, or sell, transfer or otherwise dispose of, any assets or properties that are material, individually or in the aggregate, to Riverbed and its Subsidiaries, taken as a whole, other than Liens incurred in the ordinary course of business consistent with past practice, and sales and dispositions in the ordinary course of business consistent with past practice;

      (h) except in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related benefit increases) or pursuant to the existing terms of any collective bargaining agreement, Riverbed will not, nor will it permit any of the Subsidiaries to (i) increase in any manner the compensation of any of the officers or other employees of Riverbed or any of its Subsidiaries other than the payment of customary year-end bonuses, which do not exceed $250,000 in the aggregate; (ii) adopt, amend, terminate, or increase liability with respect to any Riverbed Plan or Riverbed Benefit Arrangement or commit to do so; or (iii) enter into, or negotiate, any collective bargaining agreement with respect to employees of Riverbed or any of its Subsidiaries except as required by law, in which case Riverbed or such Subsidiary shall first notify Aether;

      (i) take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures (including Tax accounting policies, procedures and elections relating to Taxes that would apply to Riverbed and its Subsidiaries, Aether or the Surviving Corporation after the Merger), except as may be required by GAAP, consistently applied, or Law;

      (j) settle any material audit or litigation or, except as required by Law, amend in any respect any material Tax Return;

      (k) enter into, modify, amend, extend or terminate any agreement or agreements for goods, property rights or services with (i) any director or officer, or any Affiliate of any such Person, or (ii) any other Person which obligates Riverbed, or any Affiliate of Riverbed, to pay in excess of $25,000 in any twelve (12) month period; provided, however, that Riverbed may offer employment to individuals consistent with past practice; and

      (l) authorize any of, or commit or agree to take any of, the foregoing actions. Section 6.5 Conduct of Business of Aether Pending the Closing. From the date hereof through the earlier of (i) the Closing or (ii) the termination of this Agreement, without the prior written consent of Riverbed, neither Aether nor any of its Subsidiaries shall:

      (a) amend or modify its Organizational Documents;

      (b) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any capital stock or other equity securities, any debt or other securities convertible into or exchangeable for any of its capital stock or other equity securities, or any Option with respect thereto, except for (i) the issuance of stock upon the exercise of outstanding Aether Options or (ii) the issuance of Aether Options pursuant to an Aether stock option plan or stock purchase plan;

      (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any of its capital stock or other equity securities (including any Options with respect to any of its capital stock or other equity securities and any securities convertible or exchangeable into any of its capital stock or other equity securities) or any long term debt;

      (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities, or subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or other equity securities;

      (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any material business or any material corporation, partnership, association or other business entity; and

      (f) authorize any of, or commit or agree to take any of, the foregoing actions.

      Section 6.6 Nasdaq Listing. Aether agrees to authorize for listing on Nasdaq the shares of Aether Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance. To the extent necessary, Aether agrees to file a registration statement on Form S-8 (for persons eligible therefor) for the shares of Aether Common Stock issuable with respect to assumed Riverbed Options within 30 days after the Effective Time, or as soon thereafter as the securities laws permit.

      Section 6.7 Access to Information.

      (a) From the date hereof to the Effective Time, each of Riverbed and Aether shall (and shall cause their respective Subsidiaries and Representatives to) afford the other's Representatives with reasonable access at all reasonable times during normal business hours to its officers, employees, agents, properties, offices, plants and other facilities, books, records and Tax Returns, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested.

      (b) Each of Aether, the Merger Sub and Riverbed covenants and agrees to maintain the confidentiality of any Confidential Information, as defined herein, it receives from any other party or such party's Subsidiaries or Affiliates and, except as expressly permitted in this Agreement or as required by law or in connection with judicial proceedings, shall not disclose any such Confidential Information to third parties. A party receiving Confidential Information from another party shall use at least the same degree of care to maintain its confidentiality as it uses to maintain its own Confidential Information. A party receiving Confidential Information shall not, except in connection with this Agreement, directly or indirectly use Confidential Information of the disclosing party without the prior written consent of such disclosing party. As used in this Agreement, "Confidential Information" includes, without limitation, information not previously disclosed to the public or to the trade by a party to this Agreement relating to its products, facilities and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including revenues, costs or profits associated with any product), business plans, prospects, or opportunities, but shall exclude any information already in the public domain.

      Section 6.8 No Solicitation.

      (a) Riverbed shall not, and it shall instruct its Representatives (including, without limitation, any investment banker, attorney or accountant retained by Riverbed or a Subsidiary of Riverbed) not to, directly or indirectly, for or on its behalf (i) initiate, solicit or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, or business combination of Riverbed or any of its Subsidiaries, or the sale of assets representing a substantial portion of the assets of Riverbed and its Subsidiaries, taken as a whole, or the sale of shares of capital stock of Riverbed or any Subsidiary (other than to Riverbed or a Subsidiary of Riverbed or as permitted by Section
6.4 hereto), including, without limitation, by way of a tender offer or exchange offer by any Person other than the Transactions (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide to any Person or entity any Confidential Information or data relating to Riverbed or any Subsidiary of Riverbed for the purposes of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries or the making of any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal, or (iv) take any other action inconsistent with the obligations and commitments assumed by Riverbed pursuant to this
Section 6.8; provided, however, that nothing contained in this Agreement shall prevent Riverbed or its Board of Directors from furnishing Confidential Information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to Riverbed or its stockholders, if and only to the extent that (1) the Board of Directors of Riverbed determines in good faith (after consultation with outside legal counsel) that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law, and (2) prior to furnishing such Confidential Information to, or entering into discussions or negotiations with, such person or entity, Riverbed receives from such person or entity an executed confidentiality agreement. Riverbed and its Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations by Riverbed or its Representatives with any parties conducted heretofore with respect to any of the foregoing. In addition, notwithstanding the provisions of this Section 6.8, or any other provision of this Agreement, Riverbed may withdraw, modify, or refrain from making its recommendation in accordance with Section 6.9 .

      (b) Riverbed shall (i) promptly notify Aether in writing after receipt by Riverbed (or its Representatives) of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, which notification shall be in writing and shall contain the principle financial terms of any such Acquisition Proposal, and (ii) promptly notify Aether in writing after receipt of any request for Confidential Information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any person that, to Riverbed's Knowledge, may be considering making, or has made, an Acquisition Proposal.

      Section 6.9 Riverbed Stockholder Meeting. Riverbed shall take all action necessary, in accordance with the DGCL and Riverbed's Organizational Documents, to call a meeting of its stockholders (the "Riverbed Meeting") to be held as promptly as practicable after the date of this Agreement but not later than February 25, 2000 and before terminating this Agreement to accept an Acquisition Proposal for the purpose of considering and voting upon this Agreement and the Merger (the "Riverbed Stockholder Approval"). The Board of Directors of Riverbed shall recommend that the stockholders of Riverbed approve this Agreement and the Merger; provided, however, that the Board of Directors of Riverbed, by action of a majority of the entire Board of Directors of Riverbed, may withdraw, modify or refrain from making such recommendation if such Board of Directors determines in good faith, after receipt of an Acquisition Proposal and after consultation with outside legal counsel, that the withdrawal or modification of or failure to make such recommendation is required for such Board of Directors to comply with its fiduciary duties under applicable law.

      Section 6.10 Preparation of the Disclosure Statements. Riverbed will, as promptly as practicable, prepare the disclosure statements in connection with the vote of the stockholders of Riverbed in respect of the Merger. At the request of Riverbed and as soon as practicable, Aether shall provide Riverbed with all information deemed necessary in order for Riverbed and Aether to satisfy their disclosure obligations under the Securities Act in connection with the Riverbed Stockholder Meeting, and Aether will cooperate with Riverbed in the preparation of such disclosure statements.Section 6.11 Cooperation with Accountants. Riverbed shall cooperate with KPMG, Aether's independent auditors, in connection with their audit of the financial statements of Riverbed and provide customary and reasonable representations and other documents reasonably requested by Aether in connection with KPMG's audit of Riverbed's financial statements.

      Section 6.12 Public Announcements. At all times at or before the Closing, neither Riverbed nor Aether shall issue or make, directly or indirectly, any reports, statements or releases to the public with respect to this Agreement or the Transactions contemplated hereby without the prior written consent of the other, which consents shall not be unreasonably withheld or delayed; provided, however, that Riverbed and Aether may, without the prior written consent of the other, issue or make, directly or indirectly, any report, statement or release required by

Law (including without limitation filings with the Securities Exchange Commission in connection with Aether's offering of securities), its fiduciary obligations or any listing agreement or arrangement to which such Person is a party with a national securities exchange or national market system if the other parties to this Agreement are so notified as soon as possible in advance of such report, statement or release and, to the extent practicable, given a reasonable opportunity to review and comment on the report, statement or release. The parties will agree to the text of the press releases announcing the signing of the Agreement.

      Section 6.13 Blue Sky. Aether shall use its commercially reasonable efforts to obtain prior to the Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable Blue Sky Laws in connection with the issuance of shares of Aether Common Stock in the Merger and as contemplated by this Agreement; provided, however, that with respect to such qualifications neither Aether nor Riverbed shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

      Section 6.14 Registration Rights. Prior to the Effective Time, Aether shall execute and deliver the Registration Rights Agreement. Aether has informed Riverbed that its intends to file a registration statement registering shares of Aether Common Stock within thirty (30) days after the Effective Time. In connection with the filing of such registration statement, Aether covenants and agrees to permit the stockholders of Riverbed to participate pro rata among all the stockholders selling stock in the offering (except that NexGen Technologies, L.L.C. shall be permitted to sell shares in preference to Aether's other stockholders if the underwriters exercise their overallotment option) in accordance with the number of shares of Aether Common Stock held by each such stockholder (assuming the shares of Aether Common Stock had been issued in the Merger).

      Section 6.15 General Indemnification. Each party (the "Indemnifying Party") covenants and agrees to indemnify, defend, protect and hold harmless the other parties and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

      (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

           (i) any breach of any representation or warranty of the Indemnifying Party set forth in this Agreement or any schedule or certificate, delivered by or on behalf of the Indemnifying Party in connection herewith; or

           (ii) any nonfulfillment of any covenant or agreement on the part of the Stockholders of the Indemnifying Party or, prior to the Effective Time, the Indemnifying Party, in this Agreement; or

           (iii) the failure of the Merger to be treated as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code as the result of, directly or indirectly, the actions or omissions of the Indemnifying Party or the Indemnifying Party's Stockholders, provided, however that the holders of shares of Riverbed Capital Stock immediately prior to the Effective Time shall not be considered Aether Stockholders for purposes of this
                     Section 6.15(a)(iii); and

      (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 6.15.

      Section 6.16 Stockholder's Representative.

      (a) Upon the Effective Time and without further act of any Stockholder, the Stockholders' Representative shall be appointed as agent and attorney-in-fact for each Stockholder, for and on behalf of each such Stockholder, with full power and authority to represent the Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement, and all actions taken by the Stockholders' Representative hereunder shall be binding upon such Stockholders and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Stockholders' Representative shall have full power and authority, on behalf of all the Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any Claim of Damages against the Escrow Shares made by an Indemnified Party, to assert Claims of Damages against any Indemnifying Party, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize delivery of Escrow Shares pursuant to the Escrow Agreement or any other payments to be made with respect thereto. All determinations of the Stockholders' Representative shall be decided by a majority thereof in the event there is more than one Stockholders' Representative.

      (b) The Stockholders' Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Stockholders' Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of the Representative, a successor shall be named from among the Stockholders by a majority of the members of the Board of Directors of who served on such board prior to the Merger. Each such successor Stockholders' Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Stockholders' Representative, and the term "Stockholders' Representative" as used herein shall be deemed to include such successor Stockholders' Representative.

      (c) In performing any of their duties under this Agreement, or upon the claimed failure to perform his duties hereunder, the Stockholders' Representative shall not be liable to the Stockholders for any damages, losses or expenses which they may incur as a result of any act, or failure to act under this Agreement or the Escrow Agreement; provided, however, that the Representative shall be liable for damages arising out of actions or omissions that both (i) were taken or omitted not in good faith and (ii) constituted willful default or gross negligence under this Agreement or the Escrow Agreement. Accordingly, the Representative shall not incur any such Liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of his counsel given with respect to any questions relating to the duties and responsibilities of the Stockholders' Representative hereunder; or
(ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or the Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Stockholders' Representative shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement and the Escrow Agreement. The limitation of liability provisions of this Section shall survive the termination of this Agreement and the resignation of the Representative. The stockholders of Riverbed shall severally indemnify the Stockholders' Representative and hold him harmless against any loss, liability or expense (including any expenses of legal counsel retained by the Stockholders' Representative) incurred without willful default, gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder

      Section 6.17 Indemnification Procedures. All claims for indemnification under Section 6.15 ("Claims") shall be asserted and resolved as follows:

      (a) In the event that any Indemnified Party has a Claim against any Indemnifying Party which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to the Stockholders' Representative if the Indemnified Party is an Aether Indemnified Party or Aether if the Indemnified Party is a Riverbed Indemnified Party. The Indemnified Party's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense (in whole or in part) to any claim by the Indemnified Party against the Indemnifying Party for indemnification, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnifying Party to defend against or reduce its liability. In case an objection is made in writing in accordance with this Section 6.17, the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The actions and decisions of the Stockholders' Representative shall be binding upon all Stockholders.

      (b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholders' Representative if the Indemnified Party is an Aether Indemnified Party or Aether if the Indemnified Party is a Riverbed Indemnified Party of such Claim, specifying the nature of such Claim and the amount or the reasonably estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party (or its representative) shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not such party disputes the liability to the Indemnified Party hereunder with respect to such Claim and (ii) if such party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that such party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that Indemnifying Party (or its representative) notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnity hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, such party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion, provided that such party may not settle any matter (in whole or in part) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) and unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred. The actions and decisions of the Stockholders' Representative shall be binding upon all of the persons entitled to the Merger Consideration.

      (c) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholders' Representative if the Indemnified Party is an Aether Indemnified Party or Aether if the Indemnified Party is a Riverbed Indemnified Party, any such Claim seeks or will likely result in material prospective or other relief which could have a Material Adverse Effect on the assets, liabilities (including without limitation Tax liabilities), financial condition or results of operations of any Indemnified Party or Merger Sub or any Subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder, provided that such party may not settle any matter (in whole or in part) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) unless such settlement includes a complete and unconditional release of the Indemnifying Party. If the Indemnified Party should elect to exercise such right, the Stockholders' Representative if the Indemnified Party is an Aether Indemnified Party or Aether if the Indemnified Party is a Riverbed Indemnified Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.


      (d) Nothing herein shall be deemed to prevent an Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

      (e) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 6.17 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

      (f) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Section 6.15, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

      Section 6.18 Exclusive Remedy.

      (a) Aether and its Subsidiaries shall not be entitled to any indemnification for Damages under this Agreement, unless and until the aggregate amount of Damages exceeds $1,000,000, in which case Aether shall only be entitled to the amount of Damages in excess of $1,000,000. Aether's sole and exclusive right to compensation for the indemnification obligations set forth in this Agreement or otherwise shall be limited to claims against the Escrow Shares and Aether shall have no right to pursue any Claims under this Agreement or otherwise against any former holder of Riverbed Capital Stock. For purposes of the preceding sentence, the value of the Escrow Shares used to satisfy payments of amounts owed to Aether shall be the Average Aether Stock Price for the five Trading Days prior to the date of any payment of Escrow Shares to offset amounts pursuant to this Section 6.18.

      (b) Riverbed and its Subsidiaries shall not be entitled to any indemnification for Damages under this Agreement, unless and until the aggregate amount of Damages exceeds $1,000,000, in which case Riverbed shall only be entitled to the amount of Damages in excess of $1,000,000. Riverbed's sole and exclusive right to compensation for the Indemnification set forth in this Agreement shall be limited to an amount not to exceed $40,467,600 (which amount equals the product of 270,000 multiplied by $149.88).

      (c) After the Closing, to the extent permitted by Law, the indemnities set forth in Section 6.15 and Section 6.17 shall be the exclusive remedies of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or breach of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive

      (d) Each Riverbed director, officer and stockholder waives any right of contribution, indemnification or other similar right against Merger Sub or Aether arising out of any Claim for indemnification under this Agreement. Upon the Closing, Riverbed's rights to indemnification pursuant to Section 6.15 shall automatically be assigned to the Stockholders.

      (e) An Indemnified Party's right to indemnification under the Agreement shall terminate on the later to occur of (i) the first anniversary of the Closing Date or (ii) with respect to a Claim made prior to the first anniversary of the Closing Date, the resolution of such Claim pursuant to Section 6.17 or as otherwise provided in the Escrow Agreement.

      Section 6.19 Directors' and Officers' Indemnification and Insurance.

      (a) From and after the Effective Time, subject to the limitations set forth in the first sentence of Section 6.18(d), the Surviving Corporation shall, Section 6.15, indemnify, defend and hold harmless the present and former officers and directors of Riverbed and its Subsidiaries (the "Indemnified Officers/Directors") against all losses, expenses (including attorneys fees), claims, damages, liabilities or amounts ("Losses") that are paid in settlement (provided that such settlement has been approved by Aether, such approval not to be unreasonably withheld) of, or otherwise in connection with, any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was a director or officer of Riverbed and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), in each case, to the full extent permitted under the DGCL and Riverbed's articles of incorporation and bylaws (to the extent permitted by applicable law), and under any agreements as in effect on the date of this Agreement (true and correct copies of which have been previously provided to Aether) (including rights to reimbursement or advancement of expenses and exculpation from liability).

      (b) The Surviving Corporation shall keep in effect provisions in its articles of incorporation and bylaws providing for exculpation of director liability and its indemnification of the Indemnified Officers/Directors to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Indemnified Officers/Directors, provided, however, that the certificate of incorporation, bylaws and any indemnification agreements shall not provide for exculpation of director liability and indemnification of the Indemnified Officers/Directors for Claims under the Agreement which are conclusively determined to be satisfied by the Escrow Shares and Escrow Proceeds (though until such time that such Claim is conclusively determined, advancement of expenses by the Surviving Corporation will be required to the extent required under the Organizational Documents and indemnification agreements). The Surviving Corporation shall keep in effect and comply with the terms and conditions of the indemnification agreements between Riverbed and each of its directors in effect as of the date of this Agreement.

      (c) For a period of three years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance maintained by Riverbed, a true and correct summary of which is set forth on Schedule 6.19 to the Disclosure Letter, or policies providing substantially the same coverage, covering persons who are currently covered by Riverbed's officers' and directors' liability insurance policies with respect to actions or omissions occurring at or prior to the Effective Time, to the extent that such policies are available; provided, however, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insureds may be substituted therefor, but, in no event shall the Surviving Corporation be required to spend more than an amount per year equal to 150% of the current annual premiums paid by Riverbed for such insurance.

      (d) The provisions of this Section 6.19 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Officers/Directors.


      Section 6.20 Tax-Free Reorganization. Aether, Merger Sub and Riverbed each acknowledges and agrees that (i) it intends the Merger to constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code and (ii) to the extent permissible by law, each will report the Merger as such a reorganization in any and all federal, state and local income Tax returns filed by it. No party shall take any action either prior to or after the Closing Date that results in the Merger failing to qualify as a "reorganization" under
Section 368(a) (2)(E) of the Code. Aether, Merger Sub and Riverbed will each execute and deliver to Wilmer, Cutler & Pickering and Shaw Pittman the tax representation letters described in Section 7.1(g).

      Section 6.21 Board Representation. The Board of Directors of Aether will take all actions reasonably necessary to cause the Aether's Board of Directors, immediately after the Effective Time, to consist of 12 persons, two of whom shall have been designated by the Board of Directors of the Riverbed prior to the Effective Time (including E. Wayne Jackson III). If, prior to the Effective Time, any of the designees of Riverbed shall decline or be unable to serve as a director of Aether immediately after the Merger, Riverbed shall designate another person to serve in such person's stead.

      Section 6.22 Notification of Certain Matters. Riverbed shall give prompt notice to Aether and Merger Sub, and Aether and Merger Sub shall give prompt notice to Riverbed, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Riverbed, Aether or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in a Material Adverse Effect.

                                  ARTICLE VII.

                            CONDITIONS TO THE MERGER

      Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the following conditions:

      (a) All consents, approvals and action of any Governmental Authority required to permit the consummation of the Transactions shall have been obtained or made, free of any condition that would have a Material Adverse Effect on Aether or Riverbed.

      (b) No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction (other than a temporary restraining order) shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Governmental Authority which restrains, enjoins or otherwise prohibits the consummation of the Merger (each party agreeing to use its commercially reasonable efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

      (c) Any applicable waiting period under the HSR Act shall have expired or been terminated.

      (d) Riverbed shall have received the Riverbed Stockholder Approval.

      (e) The Registration Rights Agreement shall have been executed by each of the parties to it.

      (f) The parties hereto and the Escrow Agent shall have entered into the Escrow Agreement and 270,000 shares of Aether Common Stock shall have been deposited with the Escrow Agent.

      (g) Aether, Merger Sub and Riverbed shall have agreed on customary tax representation letters to be delivered to Wilmer, Cutler & Pickering for purposes of the opinion described in Section 7.3(j) and to Shaw Pittman for purposes of the opinion set forth in Section 7.2(f).

      Section 7.2 Conditions to Obligations of Riverbed to Effect the Merger. The obligations of Riverbed to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Riverbed:

      (a) The representations and warranties of Aether and Merger Sub contained herein shall be true and accurate at and as of the Effective Time as though made at the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or has become untrue or inaccurate because of Transactions contemplated herein).

      (b) Aether and Merger Sub shall have, in all material respects, performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

      (c) Aether shall have delivered to Riverbed a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer evidencing compliance with Section 7.2(a) and (b).

      (d) Riverbed shall have received an opinion of Wilmer, Cutler & Pickering, counsel to Aether and Merger Sub, in form and substance reasonably satisfactory to Riverbed, addressing the matters set forth in Exhibit B.

      (e) The Average Aether Stock Price for the five Trading Days preceding the Closing will be at least $50.00.

      (f) Riverbed shall have received an opinion from Shaw Pittman in form and substance reasonably satisfactory to Riverbed dated as of the Closing Date and to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

      (g) Aether shall not have experienced any Material Adverse Effects; provided, however, Aether shall not be deemed to have experienced a Material Adverse Effect solely as a result of a decline or drop in the trading price of Aether Common Stock, and Riverbed shall have received a certificate signed on behalf of Aether dated the Closing Date to such effect.

      Section 7.3 Conditions to Obligations of Aether and Merger Sub to Effect the Merger. The obligations of Aether and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Aether and Merger Sub:

      (a) The representations and warranties of each of Riverbed and its Subsidiaries contained herein shall be true and accurate at and as of the Effective Time as though made at the Effective Time (except in each case to the extent a representation or warranty speaks specifically as of an earlier date or has become untrue or inaccurate because of Transactions contemplated herein).

      (b) Riverbed shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

      (c) Riverbed shall have delivered to Aether a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer, evidencing compliance with Section 7.3(a) and (b).

      (d) Aether and Merger Sub shall have received an opinion of Shaw Pittman, counsel to Riverbed, in form and substance reasonably satisfactory to Aether and Merger Sub, addressing the matters set forth in Exhibit C.

      (e) Shareholders of Riverbed representing a sufficient percentage of Riverbed's voting securities to approve the merger shall have executed Voting Agreements which shall have been received by Aether and which shall be in full force and effect and shall not have been modified or terminated without the written consent of Aether.

      (f) Wayne Jackson and David Rensin shall have confirmed in writing to Aether, through an Employment Agreement or otherwise, (i) that they are thereby waiving (A) any treatment of the Merger as a "Change of Control" for purposes of their Options and (B) any argument that their employment by Riverbed after the Closing in the positions of Chief Executive Officer or Chief Technology Officer, respectively, is or could be a "material reduction in job responsibilities" for purposes of any employment or option agreement, and (ii) that they remain bound by the restrictive covenants in their Option agreements and other Riverbed employment and terms and conditions agreements after consummation of the Merger as though no Merger had occurred.

      (g) The Palm Computing Contracts shall be in full force and effect.

      (h) Riverbed shall not have experienced any Material Adverse Effects and Aether shall have received a certificate signed on behalf of Riverbed dated the Closing Date to such effect.

      (i) A Confirmation and Non-Compete Agreement shall have been executed by Noblestar Systems Corporation.

      (j) Aether and Merger Sub shall have received an opinion from Wilmer, Cutler & Pickering in form and substance reasonably satisfactory to Aether and Merger Sub dated as of the Closing Date and to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

                                 ARTICLE VIII.

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

      Section 8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement or the Merger by the stockholders of Riverbed:

      (a) by the mutual written consent of Riverbed and Aether;

      (b) by Riverbed or Aether, if (i) the Effective Time shall not have occurred on or before 5:00 p.m. Washington, D.C. time on the date thirty (30) days after the date on which the last required HSR Filing is made, (ii) any Governmental Authority, the consent of which is a condition to the obligations of Riverbed and Aether to consummate the Transactions, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

      (c) by Riverbed, if there has been a breach by Aether of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by Aether of notice of such breach from Riverbed; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Riverbed if Riverbed, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement;

      (d) by Aether, if there has been a breach by Riverbed of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by Riverbed of notice of such breach from Aether; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Aether if Aether, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement;

      (e) by Aether or Riverbed if, at the Riverbed Meeting (including any adjournment or postponement thereof) called pursuant to Section 6.9 hereof, the Riverbed Stockholder Approval shall not have been obtained; and

      (f) by Riverbed pursuant to the provisions of Section 6.8 for the purposes of pursuing an Acquisition Proposal.

      Section 8.2 Effect of Termination. In the event of termination of this Agreement by Riverbed or Aether as provided in Section 8.1 hereof, this Agreement shall forthwith become



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



void (except Section 6.7(b), Section 8.2, Section 8.5, Section 9.1, Section 9.2, Section 9.4, Section 9.5, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.14, or Section 9.15) and there shall be no liability on the part of Riverbed, Aether, Merger Sub or their respective officers, directors, or stockholders except for any breach of a party's obligations under Section 6.7(b), Section 8.2, Section 8.5, Section 9.1,
Section 9.2, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.8,
Section 9.9, Section 9.10, Section 9.11, Section 9.14, or Section 9.15). Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

      Section 8.3 Amendment or Supplement. It is understood and agreed that, from time to time prior to the Closing, Aether and Riverbed may amend or supplement the Schedules to the Disclosure Letter with respect to any matter that is required to be set forth or described in such a Schedule or that is necessary to complete or correct any information in any representation or warranty of such party contained in this Agreement; provided, that such amendment or supplement may only be made if a party did not have Knowledge of such matter prior to the date of the disclosure to be amended or supplemented, and provided further that the disclosure provided in any such amended supplemented or revised Schedule shall in no way affect or be deemed to limit a party's ability to terminate this Agreement and the transactions prior to the Closing.

      Section 8.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time:

      (a) Aether may extend the time for the performance of any of the obligations or acts of Riverbed, and Riverbed may extend the time for the performance of any of the obligations or acts of Aether or Merger Sub;

      (b) Aether may waive any inaccuracies in the representations and warranties of Riverbed contained herein or in any document delivered pursuant hereto, and Riverbed may waive any inaccuracies in the representations and warranties of Aether contained herein or in any document delivered pursuant hereto; or

      (c) Aether may waive compliance with any of the agreements of Riverbed contained herein, and Riverbed may waive compliance with any of the agreements of Aether or Merger Sub contained herein; provided, however, that no failure or delay by Riverbed or Aether in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

      Section 8.5 Termination Fee.

      (a) If this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), then Riverbed will immediately pay to Aether a termination fee equal to $20,000,000 in cash and the reasonable out-of-pocket expenses (not to exceed $1,000,000) incurred by Aether in connection with this Agreement, which shall be payable immediately upon termination of this Agreement.

      (b) The agreement contained in this Section 8.5 is an integral part of the Transactions and constitutes liquidated damages in the event of the occurrence of the circumstances specified in Section 8.5(a) above and not a penalty.

                                  ARTICLE IX.

                                 MISCELLANEOUS

      Section 9.1 Governing Law.

      (a) This Agreement and the legal relations among the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

      (b) Each party to this Agreement shall have the right to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a court of the United States located in the State of Delaware or a Delaware state court. It is further agreed that any breaching or defaulting party hereunder shall pay to the other parties hereto such out of pocket costs and expenses, including legal and accounting fees, as are reasonably incurred in pursuit of such parties' remedies hereunder.

      Section 9.2 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, including without limitation any discussions, commitments or agreements between the parties concerning Riverbed equity issuances or debt financings, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

      Section 9.3 Modification; Waiver. No supplement, modification, extension, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      Section 9.4 Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, "Notices") shall be in writing and may be given personally, by registered mail, fax or by Federal Express (or other reputable overnight delivery service):



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


            if to Aether or Merger Sub, to it at:

            Aether Systems, Inc.
            11460 Cronridge Drive
            Owings Mills, Maryland 21117
            Attention:  David S. Oros, Chief Executive Officer.
            Tel:  410-654-6400
            Fax:  410-654-6554

            with a copy to:

            Wilmer, Cutler & Pickering
            2445 M Street, N.W.
            Washington, D.C. 20037
            Attention:  Mark Dewire, Esq.
            Tel:  (202) 663-6000
            Fax: (202) 663-6363

            if to Riverbed, to it at:

            Riverbed Technologies, Inc.
            2070 Chain Bridge Road, Suite 475
            Vienna, Virginia
            Attention:  Wayne Jackson
            Tel: (703) 847-3303
            Fax:  (703) 847-3306

            with a copy to:

            Shaw Pittman
            1676 International Drive - PH
            McLean, Virginia 22102
            Attention:  Lawrence T. Yanowitch, Esq.
                        John M. McDonald, Esq.
            Tel: (703) 790-7790
            Fax: (703) 790-7901

or to such other address or such other person as the addressee party shall have last designated by notice to the other party. All Notices shall be deemed to have been given (i) when delivered personally, (ii) three (3) days after being sent by registered mail with proper postage prepaid, (iii) upon transmission by fax and receipt of confirmation of such transmission by the sender's fax machine, or (iv) one day after being sent by Federal Express (or other reputable overnight delivery service) with proper postage prepaid.

      Section 9.5 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall, subject to Section 8.5 and unless Aether elects to pay all or a portion of such expenses, be borne by such party.

      Section 9.6 Assignment. No party hereto shall have the right, power or authority to assign or pledge this Agreement or any portion of this Agreement, or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily, or by operation of law, without the prior written consent of the other parties hereto.

      Section 9.7 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by Riverbed in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date and Effective Time, subject to the provisions of Section 8.3. The representations and warranties of Aether and Riverbed will survive the Closing and will remain in effect until, and will expire upon, the first anniversary of the Closing Date and the covenants of Aether and Riverbed will survive the Closing and will remain in effect in accordance with the terms therein.

      Section 9.8 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

      Section 9.9 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 9.6, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors, assigns, heirs and legal representatives. Except as specifically set forth in Section 3.2, Section 3.3,
Section 3.5, Section 3.6, Section 6.15, Section 6.16, Section 6.17, Section 6.19, Section 6.20, and Section 6.21 nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

      Section 9.10 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

      Section 9.11 Interpretation; References. Any use of masculine, feminine or neuter pronouns herein shall not be limiting, but shall be construed as referring to persons of any gender, as the context may require. Any use of the singular or plural form herein shall not be limiting, but shall be construed as referring to either the plural or singular, as the context may require. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule attached to the Disclosure Letter or an Exhibit attached to this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to an Article or a Section of this Agreement. The Article and Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

      Section 9.12 Dispute Resolution and Jurisdiction.

      (a) Each party to this Agreement shall appoint a Representative to coordinate with the other party the implementation of this Agreement. If any dispute arises with respect to either party's performance hereunder, the Representatives shall meet to attempt to resolve such dispute, either in person or by telephone, within two (2) Business Days after the written request of either Representative. If the Representatives are unable to resolve such dispute, the chief executive officer of Riverbed and the chief financial officer of Aether shall meet, either in person or by telephone, within ten (10) Business Days after either Representative provides written notice that the Representatives have been unable to resolve such dispute. If such officers are unable to resolve such dispute, either party may submit such dispute to an independent nationally-recognized accounting firm, if such dispute is solely of a financial nature.

      Section 9.13 Exhibits, Schedules and Disclosure Letter. All exhibits and schedules attached hereto and the Disclosure Letter are hereby incorporated by reference as though set out in full herein.

      Section 9.14 Attorneys' Fees. In the event that any party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees, charges, disbursements and the fees and costs of expert witnesses.

      Section 9.15 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTIONS.

      Section 9.16 Further Assurances. Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver such additional documents and take such other action as the other parties, or any of them, may reasonably request to carry out the intent of this Agreement and the Transactions.

      Section 9.17 Negotiation of Agreement. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

                            (signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

                                  AETHER SYSTEMS, INC.



                                  By:
                                         ---------------------------------
                                         Name:
                                         Title:



                                  RT ACQUISITION, INC.



                                  By:
                                         ---------------------------------
                                         Name:
                                         Title:



                                  RIVERBED TECHNOLOGIES, INC.



                                  By:
                                         ---------------------------------
                                         Name:
                                         Title: